                                                                  EXHIBIT 10.132


                        CREDIT AGREEMENT


                  DATED AS OF FEBRUARY 9, 1995


                             AMONG


                      AST RESEARCH, INC.,
                       AST CANADA, INC.,
                      AST EUROPE LIMITED,
                 AST RESEARCH FRANCE S.A.R.L.,
                         AST SWEDEN AB


                              AND


                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION

                       TABLE OF CONTENTS

                                                            Page

ARTICLE 1 DEFINITIONS                                          1
                1.1   Defined Terms                            1
                1.2   Other Definitional Provisions           18

ARTICLE 2 THE CREDIT FACILITY                                 18
                2.1   Revolving Facility                      18
                2.2   Loan Account                            19
                2.3   Procedure for Advances                  19
                2.4   Interest                                20
                2.5   Voluntary Termination or Reduction of
                      Commitments                             20
                2.6   Optional Prepayments                    20
                2.7   Mandatory Prepayment of Advances;
                      Mandatory Reduction of Credit Limit     21
                2.8   Fees                                    21
                2.9   Computation of Fees and Interest        21
                2.10  Payments by the Borrowers               22

ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY              22
                3.1   Taxes                                   22
                3.2   Illegality                              24
                3.3   Increased Costs and Reduction of Return 24
                3.4   Funding Losses                          25
                3.5   Inability To Determine Rates            26
                3.6   Invoices of the Bank                    26

ARTICLE 4 CONDITIONS PRECEDENT                                26
                4.1   Conditions of Closing                   26
                      (a) Credit Agreement                    26
                      (b) Resolutions; Incumbency             26
                      (c) Certificates of Incorporation;
                          By-laws and Good Standing           27
                      (d) Legal Opinions                      27
                      (e) Payment of Fees                     27
                      (f) Officer's Certificates              28
                      (g) Other Documents                     28
                4.2   Conditions to Availability of Second
                      Tranche                                 28
                4.3   Conditions to All Advances              29
                      (a) Notice of Borrowing.                29
                      (b) Continuation of Representations
                          and Warranties                      29
                      (c) No Existing Default                 29
                      (d) Available Credit                    29
                      (e) Credit Limit Compliance             30
                      (f) Other Documents                     30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES                      30
                5.1   Corporate Existence and Power           30
                5.2   Corporate Authorization;
                      No Contravention                        30
                5.3   Governmental Authorization              31
                5.4   Binding Effect                          31
                5.5   Litigation                              31
                5.6   No Default                              32
                5.7   ERISA Compliance                        32
                5.8   Use of Proceeds; Margin Stock           33
                5.9   Ownership of Collateral                 34
                5.10  Taxes                                   34
                5.11  Financial Condition; No Material
                      Adverse Change                          34
                5.12  Environmental Matters                   35
                5.13  Regulated Entities                      35
                5.14  No Burdensome Restrictions              36
                5.15  Solvency                                36
                5.16  Labor Relations                         36
                5.17  Copyrights, Patents, Trademarks and
                      Licenses, Etc.                          36
                5.18  Subsidiaries                            37
                5.19  Broker's Transaction Fees               37
                5.20  Insurance                               37
                5.21  Full Disclosure                         37
                5.22  Common Enterprise                       37

ARTICLE 6 AFFIRMATIVE COVENANTS                               38
                6.1   Financial Statements                    38
                6.2   Certificates; Other Information         39
                6.3   Notices                                 39
                6.4   Preservation of Corporate Existence,
                      Etc                                     41
                6.5   Maintenance of Property                 41
                6.6   Insurance                               41
                6.7   Payment of Obligations                  42
                6.8   Compliance With Laws                    42
                6.9   Inspection of Property and Books and
                      Records                                 42
                6.10  Use of Proceeds                         43
                6.11  Solvency                                43

ARTICLE 7 NEGATIVE COVENANTS                                  43
                7.1   Other Indebtedness                      43
                7.2   Limitation on Liens                     43
                7.3   Acquisitions                            45
                7.4   Disposition of Assets                   45
                7.5   Consolidations and Mergers              46
                7.6   Loans and Investments                   47
                7.7   Transactions With Affiliates            49
                7.8   Compliance With ERISA                   49
                7.9   Restricted Payments                     49
                7.10  Modified Quick Ratio                    50
                7.11  Tangible Net Worth                      50
                7.12  Profitability                           50
                7.13  Loss in Specific Quarter                50
                7.14  Leverage Ratio(s)                       51
                7.15  Sale and Leaseback Agreement            51
                7.16  Change in Business                      51
                7.17  Accounting Changes                      52
                7.18  Certain Other Debt                      52

ARTICLE 8 EVENTS OF DEFAULT                                   52
                8.1   Event of Default                        52
                      (a) Non-Payment                         52
                      (b) Representation or Warranty          53
                      (c) Specific Defaults                   53
                      (d) Other Specified Defaults            53
                      (e) Other Defaults                      53
                      (f) Cross-Default                       53
                      (g) Cross-Acceleration                  54
                      (h) Bankruptcy or Insolvency            54
                      (i) Involuntary Proceedings             54
                      (j) ERISA                               54
                      (k) Monetary Judgments                  55
                      (l) Non-Monetary Judgments              55
                      (m) Change in Control                   56
                      (n) Collateral                          56
                8.2   Remedies                                56
                8.3   Rights Not Exclusive                    57
                8.4   Certain Financial Covenant Defaults     57

ARTICLE 9 MISCELLANEOUS                                       57
                9.1   Guaranty                                57
                9.2   Obligations Joint and Several;
                      Subordination                           60
                9.3   Amendments and Waivers                  63
                9.4   Notices                                 63
                9.5   No Waiver; Cumulative Remedies          63
                9.6   Costs and Expenses                      63
                9.7   Indemnity                               64
                9.8   Successors and Assigns                  64
                9.9   Set-off                                 65
                9.10  Counterparts                            65
                9.11  Severability                            65
                9.12  Governing Law and Jurisdiction          65
                9.13  Waiver of Jury Trial                    66
                9.14  Entire Agreement                        66


Exhibits and Schedules

Exhibit A -     Form of Notice of Borrowing
Exhibit B -     Form of Compliance Certificate

Schedule 5.5 -  Litigation
Schedule 5.7 -  ERISA
Schedule 5.11 - Events Resulting in Material Adverse Effect
Schedule 5.12 - Environmental Matters
Schedule 5.18 - Subsidiaries
Schedule 7.7 -  Affiliate Transactions
Schedule 7.16 - Related Businesses
Schedule 8.1 -  Post-Closing Conditions

                        CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is entered into as of February 9, 1995, among AST RESEARCH, INC., a Delaware corporation (the "Company"), AST CANADA, INC., AST EUROPE LIMITED, AST RESEARCH FRANCE S.A.R.L., AST SWEDEN AB (collectively the "Borrowers"; individually, a "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                            RECITALS

     WHEREAS, the Bank has agreed to make available to the Borrowers certain credit facilities upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

     "Acquiree" means any Person, control of which is to be acquired in, or who is the target of, or will or having a division or business that will be acquired in, an Acquisition.

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting in (a) the acquisition, directly or indirectly, of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition, directly or indirectly, of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become an Affiliate of the Company, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company).

     "Acquisition Credit" means any Advance or portion thereof for the purpose, primarily or incidental, of undertaking an Acquisition.

     "Adjusted Leverage Ratio" has the meaning specified in subsection 7.14(b).

     "Advance" means an extension of credit by the Bank to any Borrower pursuant to Article 2 of this Agreement.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person.

     "Agreement" means this Credit Agreement, including all Schedules and Exhibits hereto, as amended, supplemented or modified from time to time.

     "Applicable Margin" means, for any day, the applicable margin (on a per annum basis) set forth below opposite the Utilization Amount for such date:

     Utilization Amount                      Applicable Margin

     $0 - $10,000,000                             2.50%
     $10,000,001 - $25,000,000                    3.00%
     $25,000,001 - $40,000,000                    3.50%
     $40,000,001 - $50,000,000                    4.00%

provided, however, that the Applicable Margin shall be increased (i) by 0.50% per annum with respect to any Advance outstanding during the period commencing on the 121st day after the Closing Date and ending on the 150th day after the Closing Date, and (ii) by 1.00% per annum with respect to any Advance outstanding during the period commencing on the 151st day after the Closing Date and ending on the last day of the Availability Period.

     "Asset Securitization" means the sale, discounting, lease, pledge, conveyance or other disposition of Accounts (as defined in that certain Security Agreement dated as of December 23, 1994 between the Company and the Bank, as Administrative Agent), whether now owned or hereafter acquired, including sales or other dispositions expressly permitted under Sections 7.2 and 7.4.

     "Availability Period" means the period commencing on the date of this Agreement and ending on the date six months following the date of this Agreement (or such earlier date, if any, on which the Bank's commitment to make advances hereunder terminates).

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, Toronto or London are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

     "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

     "CERCLA" has the meaning specified in the definition of "Environmental
Laws."

     "Chinese Joint Venture" means the AST Computers China Limited equity joint venture entered into between AST Research (Far East) Limited, a Wholly-Owned Subsidiary, and the Tianjin Economic-Technological Development Area Business Development Company, pursuant to the Joint Venture Agreement dated September 9, 1993, substantially on the terms set forth in the agreement attached to the Officer's Certificate delivered in connection with the closing under the 1993 Credit Agreement.

     "Closing Date" means February 9, 1995, or such later date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, in the Bank's sole discretion.

     "Code" means the Internal Revenue Code of 1986, as amended, and any regulation promulgated thereunder.

     "Collateral" means all Accounts, Books, Chattel Paper, Documents, General Intangibles, Instruments and Inventory and all products and Proceeds of the foregoing. For purposes of this definition, each of the foregoing capitalized terms shall be defined as in that certain Security Agreement dated as of December 23, 1994 between the Company and the Bank, as Administrative Agent, in each case whether now owned or hereafter acquired by the Company or the Borrowers in or upon which a Lien now or hereafter exists in favor of the Bank, whether under this Agreement or under any other documents executed by the Company or the Borrowers and delivered to the Bank in connection herewith.

     "Collateral Documents" means, collectively, all security agreements, pledge agreements, assignments and other similar agreements between the Company or the Borrowers and the Bank now or hereafter entered into in connection herewith, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) by or against the Company or the Borrowers as debtor for the benefit of the Bank as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

     "Compliance Certificate" means a certificate, executed by a Responsible Officer, in the form of Exhibit B hereto.

     "Consolidated Current Liabilities" means, as of any date of determination, all amounts which would, in accordance with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries, but in any event including the aggregate amount of (i) all Advances outstanding from time to time plus (ii) all Loans outstanding from time to time under the 1993 Credit Agreement.

     "Consolidated Material Adverse Effect" means a material adverse effect upon any of (a) the operations, business, properties, condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole;
(b) the ability of the Company to perform its obligations under any Loan Document without default; or (c) the legality, validity, binding effect or enforceability of any Loan Document.

     "Consolidated Subsidiaries" means, at any time, those Subsidiaries of the Company that in accordance with GAAP would be consolidated with the Company for financial reporting purposes.

     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation set forth above of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation outstanding at any point in time in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum anticipated liability in respect thereof as reasonably determined by the Company substantially in accordance with past practice.

     "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

     "Credit Limit" means Fifty Million Dollars ($50,000,000) or such lesser amount as may be determined pursuant to subsection 2.5 hereof; provided, however, that $25,000,000 of such amount shall be available to the Borrowers on the Closing Date and the remaining $25,000,000 shall first become available to the Borrowers on such date on which all of the conditions precedent set forth in
Section 4.2 hereof shall have been satisfied or waived, in the Bank's sole discretion.

     "Default" means any event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

     "documents" includes any and all instruments, documents, agreements, certificates and other writings, however evidenced.

     "dollars" and "$" each mean lawful money of the United States.

     "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Company, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means (i) with respect to the Company, all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code, and
(ii) with respect to any Borrower, all laws, rules, and regulations in such Borrower's jurisdiction relating to environmental, health, safety and land use matters.

     "Environmental Permits" has the meaning specified in subsection 5.12(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulation promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

     "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA);
(c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate;
(h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

     "Event of Default" means any of the events specified in Section 8.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City, selected by the Bank.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or to the extent not inconsistent with the above, in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantor" means, for purposes of Section 9.1 hereof, the Company.

     "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

     "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than ordinary course trade payables); (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers' acceptances and similar instruments (in each case, whether or not matured); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property; provided, however, in such case the indebtedness shall be limited to the fair market value of such property);
(f) all Capital Lease Obligations; (g) all indebtedness referred to in paragraphs (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all direct or indirect guaranties in respect of and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in paragraphs
(a) through (f) above. The amount of any Indebtedness of the kind set forth in paragraph (h) above shall be deemed to be an amount equal to the stated or determinable amount of Indebtedness outstanding at any point in time in respect of which such guarantee is made or, if not stated or if indeterminable, the amount reasonably determined by the Company in accordance with past practice.

     "Indemnified Liabilities" has the meaning specified in Section 9.7.

     "Indemnified Person" has the meaning specified in Section 9.7.

     "Indenture" means the indenture governing the Notes dated as of December 1, 1993 between the Company and First Trust National Association, as trustee.

     "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement; in each of cases (a) and (b) above, under U.S. Federal, state or foreign law.

     "Interest Payment Date" means, with respect to any Offshore Rate Advance, the last day of each Interest Period applicable thereto; provided, however, that if any Interest Period exceeds 90 days or three months, respectively, interest shall also be paid on the date which falls 90 days or three months after the beginning of such Interest Period.

     "Interest Period" means, with respect to any Offshore Rate Advance, the period commencing on the Business Day the Advance is disbursed and ending on the date one, two, three or six months thereafter (provided that such period may include other periods requested by the Company and agreed to by the Bank), as selected by the Company in its Notice of Borrowing; provided that:

     (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period unless otherwise agreed to by the Bank; and

     (iii) no Interest Period for any Offshore Rate Advance shall extend beyond the last day of the Availability Period.

     "Investments" has the meaning specified in Section 7.6.

     "Judgment Lien" means any Lien securing any judgment or order of any court or other similar Governmental Authority.

     "Letter of Credit" means the standby letter of credit for the benefit of Tandy Corporation, in the maximum amount of $75,000,000, which is currently outstanding in the face amount of $67,704,000, substantially on the terms set forth in the letter of credit attached to the Officer's Certificate delivered in connection with the closing under the 1993 Credit Agreement.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing by or on behalf of the Company or any Borrower of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest)), and any contingent or other agreement to provide any of the foregoing.

     "Liquid Assets" means, determined in accordance with GAAP, short-term investments and marketable securities not classified as long-term investments.

     "Loan Documents" means this Agreement and all other documents delivered to the Bank in connection herewith or therewith, including, without limitation, the Collateral Documents.

     "Margin Stock" means (a) any equity security registered or having unlisted trading privileges on a national securities exchange; (b) any OTC Margin Stock;
(c) any OTC security designated as qualified for trading in the National Market System of the National Association of Securities Dealers Automatic Quotation System under a designation plan approved by the Securities and Exchange Commission; (d) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (e) any warrant or right to subscribe to or purchase a margin stock; or (f) any security issued by an investment company registered under section 8 of the Investment Company Act of 1940, other than: (i) a company licensed under the Small Business Investment Company Act of 1958, as amended; or (ii) a company which has at least 95% of its assets continuously invested in exempted securities (as defined in 15 U.S.C. 78c(a)(12)); or (iii) a company which issues face-amount certificates as defined in 15 U.S.C. 80a-2(a)(15), but only with respect of such securities; provided, however, that if the definition of "margin stock" should change for purposes of the Federal Reserve Board's Regulation U after the Closing Date, the definition of "Margin Stock" herein shall be revised to correspond to such changed definition.

     "Marketable Investments" means:

     (a) securities issued or guaranteed or insured by the United States of America or any agency thereof or securities issued or guaranteed by any state or municipality thereof;

     (b) certificates of deposit, time deposits, Eurodollar time deposits, call accounts, time deposits (or participations therein) or bankers' acceptances issued by any bank having Primary Capital of not less than $100,000,000 whose long-term debt is rated at least "A" by Standard & Poor's Corporation and "A-2" by Moody's Investors Service, Inc. at the time of investment;

     (c) commercial paper and negotiable instruments of an issuer rated at least "A-1" by Standard & Poor's Corporation or "P-l" by Moody's Investors Service, Inc.;

     (d) loan participations in loans to corporations whose senior long-term debt is rated at least "A" by Standard & Poor's Corporation or "A-2" by Moody's Investors Service, Inc., or whose commercial paper and negotiable instruments are rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.;

     (e) market auction preferred stocks issued by corporations or mutual funds rated at least "A" by Standard & Poor's Corporation or "A-1" by Moody's Investors Service, Inc.; and

     (f) money market funds which (i) consist of obligations issued by the United States of America or corporations and (ii) are rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc., or, in the alternative, are rated "A" by Standard & Poor's Corporation or an equivalent thereof by Moody's Investors Service, Inc.

     "Material Adverse Effect" means a material adverse effect upon any of
(a) the operations, business, properties, condition (financial or otherwise) of the Company, the Company and its Subsidiaries taken as a whole, or any Borrower, as the case may be; (b) the ability of the Company or any Borrower, as the case may be, to perform its obligations under any Loan Document without default; or
(c) the legality, validity, binding effect or enforceability of any Loan Document or, subject to Permitted Liens, the perfection or the priority of any Lien granted under any of the Collateral Documents.

     "Material Subsidiary" means any Subsidiary of the Company that satisfies either of the following criteria, based upon the Company's most recent annual or quarterly consolidated and consolidating financial statements delivered to the Bank pursuant to Section 6.1: (a) the total assets of such Subsidiary exceeds one percent of the consolidated assets of the Company and its Consolidated Subsidiaries; or (b) the total revenues of such Subsidiary exceeds one percent of the consolidated revenues of the Company and its Consolidated Subsidiaries.

     "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making or is obligated to make contributions or has made, or been obligated to make, contributions.

     "Net Proceeds" means, with respect to a sale of equity securities, the gross proceeds thereof reduced by all reasonable out-of-pocket costs and expenses paid or incurred by the Company directly in connection therewith, including underwriter's commissions or discounts, registration and filing fees, legal and accounting fees, and printing costs, all as determined in accordance with GAAP.

     "Net Securitization Proceeds" means, as to any Asset Securitization by a Borrower, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Borrower, net of: (a) the direct costs relating to such Asset Securitization, excluding amounts payable to any Affiliate of such Borrower, (b) sale, use, value-added or other transaction taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Asset Securitization.

     "Notes" means up to $500,000,000, in aggregate principal amount at maturity, of Liquid Yield OptionO Notes due 2013 (Zero Coupon-Subordinated), substantially on the terms set forth in the Indenture or the prospectus attached to the Officer's Certificate delivered in connection with the closing under the 1993 Credit Agreement.

     "Notice of Borrowing" means a notice given by the Company to the Bank pursuant to Section 2.3, in substantially the form of Exhibit A.

     "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

     "Obligations" means all Advances and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company and the Borrowers to the Bank or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

     "Offshore Rate" means, for any interest period, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

Offshore Rate =                  LIBOR
                  ------------------------------------
                  1.00 - Eurodollar Reserve Percentage

where

          "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "LIBOR" means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the next 1/16th of 1%) of the rates of interest per annum notified to the Bank as the rate of interest at which dollar deposits in the approximate amount of the Advance to be made or continued as, or converted into, an Offshore Rate Advance by the Bank and having a maturity equal to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          The Offshore Rate shall be adjusted automatically as to all Offshore Rate Advances then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Offshore Rate Advance" means any Advance bearing interest at the Offshore Rate.

     "OTC Margin Stock" means any equity security not traded on a national securities exchange that the Federal Reserve Board has determined has the degree of national investor interest, the depth and breadth of market, the availability of information respecting the security and its issuer, and the character and permanence of the issuer to warrant being treated like an equity security traded on a national securities exchange. An OTC stock is not considered to be an "OTC margin stock" unless it appears on the Federal Reserve Board's periodically published list of OTC margin stocks.

     "Other Taxes" has the meaning specified in subsection 3.1(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" has the meaning specified in Section 7.2.

     "Permitted Waiver" means, in respect of any default or event of default under any instrument or agreement evidencing any Indebtedness or Contingent Obligation, a written waiver (including by amendment), duly executed and delivered by the applicable creditor, permanently waiving such default or event of default and in connection with which such creditor receives no additional material consideration in the form of changes to pricing, fees, maturity, collateral or major terms and covenants (whether in the form of an amendment to such instrument or agreement or otherwise), or receives any other monetary consideration other than reimbursement of incurred out-of-pocket expenses, payment of customary administration or documentation fees, or reasonable waiver or amendment fees.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any member of the Controlled Group sponsors or maintains or to which the Company or member of the Controlled Group makes, is making, or is obligated to make, contributions, and includes any Multiemployer Plan or Qualified Plan.

     "Purpose Credit" means any Advance for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

     "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

     "Receivables" means, on a consolidated basis, all accounts receivable of the Company and its Consolidated Subsidiaries, determined in accordance with GAAP.

     "Reference Rate" means the higher of (a) the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate" (a rate set by the Bank based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate); and (b) one-half percent per annum above the latest Federal Funds Rate. Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Reference Rate Advance" means an Advance that bears interest based on the Reference Rate plus the Applicable Margin.

     "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations of the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or binding determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" means (i) with respect to the Company, any of the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President-Legal and Treasury Operations or the Treasurer of the Company, and
(ii) with respect to any Borrower, any director of such Borrower.

     "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabili ties (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the United States Bankruptcy Code (12 U.S.C. Section 101 et seq.); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) taking into account all of such Per son's then-available sources of liquidity, including borrowings, such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature.

     "Specified Obligation" means, at any time, any Indebtedness or Contingent Obligation of the Company, any Borrower or any Subsidiary thereof having an aggregate principal amount (including unused commitments and outstanding amounts) at such time of more than $10,000,000.

     "Specified Obligation Default" means (a) any failure by the Company, and Borrower or any Subsidiary thereof to make any payment in respect of any Specified Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) any failure by the Company, any Borrower or any Subsidiary thereof to perform or observe any other condition or covenant or any other event shall occur or condition exist under any agreement or instrument relating to any such Specified Obligation, if the effect of such event or condition is to cause, or permit, immediately or after the expiration of any specified grace period, to be caused, such Specified Obligation to become payable prior to its stated maturity.

     "Subordinated Indebtedness" means all indebtedness of the Company to any creditor (including indebtedness of the Company to the Bank other than under this Agreement) which is subordinated to the Company's indebtedness to the Banks under the 1993 Credit Agreement pursuant to a subordination agreement stating, in the reasonable judgment of the Bank, terms of subordination usual and customary in the marketplace for such subordinated debt at the time of issuance and otherwise in all respects in form and substance satisfactory to the Bank. The Notes issued by the Company are Subordinated Indebtedness.

     "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

     "Tandy Note" means the Promissory Note, dated July 12, 1993, as amended, in the stated principal amount of U.S. $96,720,000 issued by the Company to Tandy Corporation, substantially on the terms set forth in the note attached to the Officer's Certificate delivered in connection with the closing under the 1993 Credit Agreement.

     "Tangible Net Worth" means, at any time of determination, in respect of the Company and its Subsidiaries, determined on a consolidated basis, total assets (exclusive of goodwill, licensing agreements, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles) less total liabilities (including accrued and deferred income taxes and Subordinated Indebtedness), at such time.

     "Taxes" has the meaning specified in subsection 3.1(a).

     "Total Liabilities" means, in respect of the Company and its Subsidiaries, determined on a consolidated basis, without duplication, all liabilities (excluding Subordinated Indebtedness) as determined in accordance with GAAP ("GAAP Liabilities"), plus all Contingent Obligations in respect of primary obligors other than Consolidated Subsidiaries, and all other Indebtedness, excluding, however, Indebtedness consisting of contingent liabilities that are not GAAP Liabilities and that are incurred in the ordinary course of the Com pany's or its Subsidiaries' business in connection with (i) shipside bonds, surety bonds, banker's acceptances, trade letters of credit and other, similar trade finance-related instruments (including the Letter of Credit),
(ii) guaranties and letters of credit in support of facility operating leases and ordinary operating expenses, or (iii) the performance of statutory obligations under workers' compensation, unemployment insurance and other social security legislation or the performance of bids, trade contracts, guarantees in favor of foreign (non-U.S.) Governmental Authorities, casualty insurance coverage and other like obligations arising from customary and ordinary course operations of the Company or its Subsidiaries.

     "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

     "Unfunded Pension Liabilities" means the excess of a Qualified Plan's or Multiemployer Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Qualified Plan's or Multiemployer Plan's assets.

     "United States" and "U.S." each mean the United States of America.

     "Utilization Amount" means the daily amount as determined with respect to the credit facilities set forth in Article 2 on each day by adding the aggregate principal amount of all Advances outstanding on such day.

     "Voluntary Lien" means any security agreement, pledge, assignment, hypothecation, charge or deposit arrangement, grant of mortgage, grant of deed of trust and any and all other Liens intentionally or voluntarily entered into or incurred by the Company or any of its Subsidiaries.

     "Wholly-Owned Subsidiary" means a Subsidiary of the Company (or of any Subsidiary of the Company) of which 100% of the voting stock is owned beneficially and of record, directly or indirectly, by the Company (or one or more Wholly-Owned Subsidiaries of the Company, or a combination thereof), provided that directors' qualifying shares and shares issued to comply with local ownership legal requirements, not exceeding in the aggregate 5% of the vot ing stock of such Subsidiary, may for purposes of this definition be owned by Persons other than the Company or a Subsidiary of the Company.

     "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

     "1993 Credit Agreement" means that certain Credit Agreement dated as of September 30, 1993 and amended thereafter by and among the Company, BofA, as Administrative Agent, Co-Agent and Issuing Bank, National Westminster Bank Plc, CIBC Inc. and Shawmut Bank, N.A., as Co-Agents, and the several financial institutions party thereto.

 1.2 Other Definitional Provisions. (a) Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.

     (b) All accounting terms not expressly defined herein shall be construed, except as expressly provided herein, and all financial computations required under this Agreement shall be made, except as expressly provided herein, in accordance with GAAP consistently applied.

     (c) The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation."

     (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

     (e) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

     (f) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

     (g) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                                       ARTICLE 2
                                  THE CREDIT FACILITY

    2.1 Revolving Facility. (a) From time to time during the Availability Period, subject to the terms and conditions hereof, the Bank, on a revolving basis, will make Advances to the Borrowers. Subject to the terms and conditions hereof, the Borrowers may borrow under this Section 2.1, prepay pursuant to
Section 2.6 and reborrow pursuant to this Section 2.1.

     (b) Advances hereunder shall be made in Dollars and may be obtained by the Borrowers only at branches of the Bank located outside the United States, which branches shall be agreed to by the Bank and the Borrower at the time of the request for an Advance.

     (c) The aggregate of all outstanding Advances to all Borrowers may not exceed, at any one time, the Credit Limit then in effect.

    2.2 Loan Account. The Bank shall maintain on its books in accordance with its usual practice, loan accounts with respect to all amounts payable hereunder, setting forth each Advance, the applicable interest rate and the amounts of principal, interest and other sums paid and payable from time to time hereunder with respect thereto; provided, however, that the failure, error or omission by the Bank to maintain accounts or ledgers or to record any information therein shall not diminish or otherwise affect the Obligations of any Borrower hereunder. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in each such account shall constitute prima facie evidence of the accuracy of the information so recorded.

    2.3 Procedure for Advances. (a) Each Advance shall be made upon the written notice (or notice via telephone, confirmed immediately by facsimile, provided that such notice is confirmed by an original written notice sent by mail or courier) from the Company on behalf of the applicable Borrower in the form of a Notice of Borrowing (which notice must be received by the Bank prior to 10:00 a.m. San Francisco time) one Business Day prior to the requested borrowing date, specifying:

    (A) the amount of the Advance, which shall be in an aggregate minimum principal amount of one million dollars ($1,000,000) or any multiple of one million dollars ($1,000,000) in excess thereof;

    (B) the requested borrowing date, which shall be a Business Day; and

    (C) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify such duration, the Interest Period shall be one month;

provided, however, that with respect to any Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Bank not later than 9:00 a.m. (San Francisco time) one Business Day before the Closing Date.

   (b) Subsection 2.3(a) notwithstanding, if the Company shall not have given on behalf of a Borrower, by the time required herein, a notice of an Advance to be made on the last day of any Interest Period for an outstanding Advance, then, unless the Bank shall have received notice that a Borrower elects not to request an Advance on such day (such notice to have been received at least one Business Day prior to such day) the Bank shall be deemed to have received a Notice of Borrowing requesting an Offshore Rate Advance to be made on such day in an amount equal to the amount of such outstanding Advance (reduced to the extent necessary to reflect any reductions of the Credit Limit on or prior to such day) for an Interest Period of one month.

   (c) After giving effect to any Advance, unless consented to by the Bank in its sole discretion, there shall be no more than ten different Interest Periods in effect in respect of all Advances.

    2.4 Interest. (a) Subject to the terms and conditions hereof, Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Offshore Rate plus the Applicable Margin. Any change in the interest rate on an Advance resulting from a change in the Applicable Margin shall become effective as of the opening of business on the day on which such change in the Applicable Margin becomes effective.

   (b) Interest on each Advance shall be payable in arrears on each Interest Payment Date. Interest shall also be payable with respect to any prepayment of Loans pursuant to Section 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be due on demand.

   (c) If any amount of principal of or interest on any Advance payable hereunder or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower shall pay interest ("additional interest") on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal to the Reference Rate plus six percent.

    2.5 Voluntary Termination or Reduction of Commitments. The Borrowers may, upon not less than three Business Days' prior notice to the Bank, permanently terminate the Bank's commitment to make Advance hereunder or reduce the Credit Limit by an aggregate minimum amount of $5,000,000 and in whole multiples of $5,000,000 in excess thereof; provided that once reduced in accordance with this
Section 2.5, the Credit Limit may not subsequently be increased.

    2.6 Optional Prepayments. Subject to Section 3.4, the Borrowers may, at any time or from time to time, upon notice to the Bank by 10:00 a.m. (San Francisco time) at least one Business Day prior, ratably prepay such Advances in whole or in part, in multiples of $1,000,000. Such notice shall specify the date and amount of such prepayment. Such notice shall not thereafter be revocable by the Borrowers. If such notice is given, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and the amounts required pursuant to
Section 3.4.

    2.7   Mandatory Prepayment of Advances; Mandatory Reduction of Credit Limit.

     (a) Asset Securitization. If any Borrower shall at any time or from time to time make or agree to make an Asset Securitization, then (i) the Company, on behalf of such Borrower, shall promptly notify the Bank of such proposed Asset Securitization (including the amount of the estimated Net Securitization Proceeds to be received by the Borrower in respect thereof) and (ii) promptly upon (and in no event later than three Business Days after) receipt by the Borrower of the Net Securitization Proceeds of such Asset Securitization, the Borrower shall prepay Advances in an aggregate amount equal to the amount of such Net Securitization Proceeds.

     (b) Equity Issuance. If the Company shall issue new common or preferred equity (other than issuances to employees and directors of the Company under the Company's benefit plans), the Company shall promptly notify the Bank of the estimated Net Proceeds of such issuance to be received by the Company in respect thereof. Promptly upon (and in no event later than three Business Days after) receipt by the Company of the Net Proceeds of such issuance, the Company shall prepay, on behalf of the Borrowers, Advances in an aggregate amount equal to the amount of such Net Proceeds, in the inverse order of their stated maturity.

     (c) General. The Borrowers shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4.

     (d) Reduction of Credit Limit. Upon the making of any mandatory prepayment under this Section 2.7, the Credit Limit shall automatically be reduced by an amount equal to the aggregate principal amount of Advances repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder.

    2.8 Fees. The Company shall pay to the Bank such fees and additional compensation as are set forth in the letter agreement between the Company and the Bank dated February 1, 1995.

    2.9 Computation of Fees and Interest. (a) All computations of interest payable in respect of an Advance bearing interest based on the Reference Rate and the fees under this Agreement shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365- or 366-day year. Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.

     (b) Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error. The Bank will, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Bank in determining any interest rate.

    2.10 Payments by the Borrowers. (a) The Borrowers shall repay the principal amounts of all Advances on the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable.

     (b) All payments (including prepayments) to be made by the Borrowers on account of principal, interest, fees and other amounts owing hereunder shall be made in dollars without set-off or counterclaim and shall be made to the Bank at the lending office of the Bank from which the Advance was received, in dollars and in immediately available funds no later than 10:00 a.m. (local time). Any payment which is received by the Bank later than such time shall be deemed to have been received on the immediately succeeding Business Day.

     (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, subject to the provisions set forth in the definition of "Interest Period" herein.

                                               ARTICLE 3
                                  TAXES, YIELD PROTECTION AND ILLEGALITY

    3.1 Taxes. (a) Subject to subsection 3.1(f), any and all payments by the Borrowers to the Bank under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, such taxes (including income taxes or franchise taxes including any interest or penalties thereon) as are imposed on or measured by the Bank's net income by any jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

     (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

     (c) Subject to subsection 3.1(f), the Borrowers shall indemnify and hold harmless the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Bank makes written demand therefor.

   (d) If the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Bank, then, subject to subsection 3.1(f):

    (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1) and giving effect to the tax benefits to the Bank of such deduction or withholding (to the extent such benefits are reasonably determinable without undue effort by the Bank), the Bank receives an amount equal to the sum it would have received had no such deductions been made;

    (ii)   the Borrowers shall make such deductions; and

    (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

   (e) Within 30 days after the date of any payment by any Borrower of Taxes or Other Taxes, such Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

   (f) If any Borrower is required to pay additional amounts to the Bank pursuant to subsection 3.1(d), the Bank shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of the Bank is not otherwise disadvantageous to the Bank.

   (g) The agreements and obligations of the Company contained in this
Section 3.1 shall survive the payment in full of all other Obligations.

    3.2 Illegality. (a) If the Bank shall determine that the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its lending office to make Advances, then, on notice thereof by the Bank to the Borrowers, the obligation of the Bank to make Advances shall be suspended until the Bank shall have notified the Borrowers that the circumstances giving rise to such determination no longer exists.

   (b) If the Bank shall determine that it is unlawful to maintain any Advance, all Advances of the Bank then outstanding shall be converted, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Advances to such day, or immediately, if the Bank may not lawfully continue to maintain such Advances, into Reference Rate Advances and the Borrowers shall pay any amounts required to be paid in connection therewith pursuant to
Section 3.4.

    3.3 Increased Costs and Reduction of Return. (a) If the Bank shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Advances, the Borrowers shall be liable for, and shall from time to time, upon demand therefor by the Bank, pay to the Bank additional amounts as are sufficient to compensate the Bank for such increased costs.

   (b) If the Bank shall have determined that the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) or any corporation controlling the Bank with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's or corporation's previously established target return on capital) determines that the amount of such capital is increased as a consequence of its credits or obligations under this Agreement, then, upon written demand of the Bank, the Borrowers shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase. The Bank shall notify the Borrowers in writing of its intention to demand compensation under this Section 3.3.

     (c)  The agreements and obligations of the Borrowers contained in this
Section 3.3 shall survive the payment in full of all other Obligations and termination of the Bank's commitment to make Advances hereunder.

    3.4 Funding Losses. The Borrowers agree to reimburse the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as follows:

     (a) upon the failure of any Borrower to borrow (including for purposes of continuing or converting) any Advance after the Company has given a Notice of Borrowing on behalf of such Borrower with respect thereto for any reason (including the occurrence of a Default or an Event of Default), such Borrower shall, on demand by the Bank, pay such amount (if any) by which (i) the interest which would have been payable on the amount the Borrower failed to borrow had such amount been borrowed and outstanding for the Interest Period specified in the request for such Borrowing exceeds (ii) the interest which would have been recoverable by the Bank by placing such unborrowed amount on deposit in the LIBOR markets for the Interest Period specified in the request for Borrowing;

   (b) upon the failure of the any Borrower to make any prepayment of an Advance after the Company has given notice in accordance with Section 2.6 for any reason, such Borrower agrees to reimburse the Bank on demand for any loss, cost or expense which the Bank may sustain or incur, including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances hereunder or from fees payable to terminate the deposits from which such funds were obtained;

   (c) upon the conversion, payment or prepayment of an Offshore Rate Advance on a day which is not the last day of the Interest Period with respect thereto for any reason (including conversions pursuant to subsection 3.2(b)), the Borrowers shall, on demand pay the Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Offshore Rate Advance Interest Period exceeds (ii) the interest which would have been recoverable by such Bank by placing the amount so received on deposit in the LIBOR markets for a period starting on the date on which it was so received and ending on the last day of such Offshore Rate Advance Interest Period.

This covenant shall survive the payment in full of all other Obligations hereunder.

  3.5 Inability To Determine Rates. If the Bank shall have determined that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period with respect to an Offshore Rate Advance or that conditions in the applicable funds market have changed such that LIBOR for any requested Interest Period with respect to a proposed Offshore Rate Advance does not adequately and fairly reflect the cost to the Bank of funding such Advance, the Bank will forthwith give notice of such determination to the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Advances hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing then submitted by it. If the Company does not revoke such notice, the Bank shall make the Advances, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Reference Rate Advances instead of Offshore Rate Advances.

   3.6 Invoices of the Bank. In the event any amount shall be due from the Borrowers to the Bank under this Article 3, the Bank shall provide to the Borrowers a written invoice of all such amounts as may be due together with a reasonably detailed calculation and explanation thereof, and the amount due thereunder shall be paid by the Borrowers within thirty (30) days of the date of such invoice; provided, however, that the Borrowers shall have no liability for any amount attributable to a period more than two (2) months prior to the invoice date in respect thereof.

                                      ARTICLE 4
                                  CONDITIONS PRECEDENT

   4.1 Conditions of Closing. The obligation of the Bank to enter into this Agreement is subject to the condition that it shall have received, on or before the Closing Date, all of the following, in form and substance satisfactory to it and its counsel:

     (a) Credit Agreement. This Agreement executed by the Company and the Borrowers;

     (b)    Resolutions; Incumbency.

        (i) Copies of the resolutions of the board of directors or functional equivalent of the Company and each Borrower approving and authorizing the execution, delivery and performance by the Company and the Borrowers of this Agreement, the other Loan Documents to be delivered hereunder and authorizing the borrowing of Advances, certified as of the Closing Date by the Secretary, Assistant Secretary or functionally equivalent officer of the Company and each Borrower;

        (ii) A certificate of the Secretary, Assistant Secretary or functionally equivalent officer of the Company and each Borrower certifying the names and true signatures of the officers of the Company and the Borrowers authorized to execute and deliver, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

     (c) Certificates of Incorporation; By-laws and Good Standing. Each of the following documents:

       (i) the certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State of the state of incorporation of the Company as of a recent date and by the Secretary or Assistant Secretary of the Company as of the Closing Date and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

   (ii) a good standing certificate for the Company from the Secretary of State of its state of incorporation and each state where the Company is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by telex or telecopy from the state of incorporation, dated the Closing Date (the Bank hereby agrees to accept, in partial satisfaction of this paragraph (ii), the certificates regarding the Company's qualification as a foreign corporation delivered in connection with the closing under the Third Amendment to Credit Agreement dated as of December 23, 1994);

   (iii) a good standing certificate for each Borrower from the appropriate Governmental Authority of its jurisdiction of incorporation and each jurisdiction where such Borrower is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by telex or telecopy from such jurisdictions, to the extent practicable, dated the Closing Date;

    (d) Legal Opinions. An opinion of (i) Stradling, Yocca, Carlson & Rauth, counsel to the Company and addressed to the Bank, and (ii) counsel to each Borrower, in each case satisfactory in form and substance to the Bank in its sole discretion;

    (e) Payment of Fees. The Company shall have paid all costs, accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) to the extent then due and payable on the Closing Date, including any arising under Sections 2.8 and 9.6.

    (f) Officer's Certificates. Certificates signed by a Responsible Officer of the Company and each Borrower, dated as of the Closing Date, stating that:

    (i) the representations and warranties contained in Article 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

   (ii) no Default or Event of Default exists or would result from the execution of this Agreement; and

   (iii) except as specifically set forth on Schedule 5.11 hereto, there has occurred since February 1, 1994 no event or circumstance that has resulted or will result (assuming for this purpose that no unanticipated mitigating circum stances will arise) in a Material Adverse Effect;

     (g) Other Documents. Such other approvals, opinions, documents or certificates as the Bank may reasonably request on or prior to the Closing Date.

    4.2 Conditions to Availability of Second Tranche. In addition to other conditions set forth elsewhere herein, the obligation of the Bank to make any Advances hereunder in excess of $25,000,000 is subject to the satisfaction or waiver, in the Bank's reasonable discretion, of either of the following conditions precedent on or prior to the date of any such Advance:

     (a)    The Bank has received:

      (i) the consent of Majority Banks (as defined in the 1993 Credit Agreement) to the granting by (A) the Company of a second priority security interest in Collateral owned by it and (B) the Borrowers of a first priority security interest in Collateral owned by them;

     (ii) duly executed by the Company and the Borrowers, in appropriate form for recording where applicable, all such agreements, financing statements or other documents necessary to perfect the security interests described in clause (i) above, in form and substance satisfactory to the Bank;

    (iii) written advice relating to such Lien and judgment searches as the Bank shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral owned by the Company is subject to no Liens in favor of any Persons (other than Permitted Liens) and the Collateral owned by the Borrowers is subject to no other Liens in favor of any Persons (other than Permitted Liens);

    (iv) funds sufficient to pay any filing or recording tax or fee necessary in connection with any and all financing statements, and proof of payment of all documentary stamp or intangible taxes and recording fees payable (whether due on the date hereof or in the future) including sums due in connection with any future advances;

    (v) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the Liens created by the Collateral Documents, and to enhance the Bank's ability to preserve and protect its interests in and access to the Collateral, have been taken; and

    (vi) opinions of counsel to the Company, addressed to the Bank, regarding such matters as the Bank may request with respect to the validity and enforceability of the foregoing security interests, in form and substance satisfactory to the Bank.

     (b) The Bank and the Company have executed a definitive agreement, on terms acceptable to the Bank, which shall permit the Bank at any time to purchase such of the outstanding Accounts of such of the Company's Subsidiaries as the Bank may determine in its sole discretion.

    4.3 Conditions to All Advances. In addition to other conditions set forth elsewhere herein, the obligation of the Bank to make any Advances hereunder is subject to the satisfaction or waiver of the following conditions precedent on or prior to the date of such Advance:

   (a) Notice of Borrowing.  The Bank shall have received a Notice of Borrowing;

   (b) Continuation of Representations and Warranties. The representations and warranties made by the Company and the Borrowers contained in Article 5 hereof and in the Collateral Documents shall be true and correct on and as of the date of the Advance with the same effect as if made on and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true, accurate and complete in all material respects as of such earlier date);

   (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Advance;

   (d) Available Credit. The unborrowed amount available to the Company under the terms of the 1993 Credit Agreement does not exceed $1,000,000, provided, however, that this condition shall be deemed satisfied in the event that such unborrowed amount exceeds $1,000,000 solely as a result of the $5,000,000 minimum borrowing requirement contained in the 1993 Credit Agreement;

   (e) Credit Limit Compliance. After giving effect to the proposed Advance, the aggregate amount of all credit (including letters of credit) extended under the 1993 Credit Agreement and hereunder shall not exceed $205,000,000; and

   (f) Other Documents. The Bank shall have received such approvals, opinions, documents or certificates as it may reasonably request on or prior to the date of such Advance.

Each Notice of Borrowing delivered by any Borrower hereunder shall constitute a representation and warranty by such Borrower and the Company hereunder as of the date of each such Borrowing that the conditions in this Section 4.3 have been satisfied.

                                            ARTICLE 5
                                  REPRESENTATIONS AND WARRANTIES

     The Company and each Borrower represent and warrant to the Bank that:

    5.1     Corporate Existence and Power.  The Company and each Borrower:

   (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

   (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver and perform its obligations under the Loan Documents;

   (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect; and

   (d) is in compliance in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it and its business (including, if applicable, the Federal Fair Labor Standards Act), except such as may be contested in good faith, as to which a bona fide dispute may exist or which could not reasonably be expected to have a Consolidated Material Adverse Effect.

    5.2 Corporate Authorization; No Contravention. The execution and delivery of, and receipt of Advances and payment thereof and thereon and of other fees and expenses as provided for in, this Agreement and any other Loan Document to which the Company or any Borrower is a party have been duly authorized by all necessary corporate action and do not and will not:

     (a) contravene the terms of the Company's certificate of incorporation, bylaws or other organizational document or the equivalent documents of any Borrower;

     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which the Company or any Borrower is a party; or

     (c)    violate any Requirement of Law.

    5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the Company or any Borrower of this Agreement or any other Loan Document or any other instrument or agreement required hereunder to be made by the Company or any Borrower.

    5.4 Binding Effect. This Agreement and each other Loan Document to which the Company or any Borrower is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    5.5 Litigation. (a) Except as specifically set forth in Schedule 5.5 hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of any Responsible Officer, general counsel or any person holding a similar position within the Company or any Borrower, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority, against the Company or any Borrower or any of their respective properties which: (i) purport to affect or pertain to this Agreement, or any Loan Document, or any of the transactions contemplated hereby or thereby; or
(ii) if determined adversely to the Company or such Borrower, could reasonably be expected to have a Material Adverse Effect.

     (b) No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    5.6 No Default. No Default or Event of Default exists or would result from the incurring of obligations by the Company or any Borrower under this Agreement or any other Loan Document. As of the Closing Date and as of the date of any disbursement hereunder (other than a disbursement solely for the purpose of renewal of any previously disbursed amount), no Specified Obligation Default exists. Neither the Company nor any Borrower is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would have a Consolidated Material Adverse Effect.

    5.7     ERISA Compliance.

   (a) Schedule 5.7 lists all Plans and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.

   (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan except where failure to comply would not have a Material Adverse Effect.

   (c) With respect to each Plan intended to qualify under the Code, the Company or a member of its Controlled Group has applied to the Internal Revenue Service for an advance determination letter to the effects that such Plan and related trust are so qualified and, to the best knowledge of the Company, no circumstances exist that would adversely affect the issuance of such letter or such qualification (other than changes required to be made pursuant to the Tax Reform Act of 1986 and subsequent laws and regulations, which will be made within the applicable remedial amendment period under section 401(b) of the
Code).

   (d) Except as set forth on Schedule 5.7, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

   (e) Except as set forth in Schedule 5.7, no member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of Section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

   (f) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

   (g) Except as set forth in Schedule 5.7, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

   (h) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course and claims that are not reasonably likely to have a Material Adverse Effect, asserted or instituted against (i) any Plan maintained or spon sored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

   (i) Except as set forth in Schedule 5.7, neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

   (j) Except as set forth in Schedule 5.7, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability outside of the Controlled Group or otherwise engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

   (k) No member of the Controlled Group has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which has a reasonable likelihood of having a Material Adverse Effect.

    5.8 Use of Proceeds; Margin Stock. (a) The proceeds of the Loans are intended to be, are being, and shall be, used solely for the Borrowers' general corporate or working capital purposes. No portion of any Borrowing is intended to be, is, or shall be, a Purpose Credit or an Acquisition Credit.

     (b) The proceeds of the Loans are not intended to be, are not being, and will not be, used by the Borrowers for any acquisition or transaction which violates Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221), Section 13 or 14 of the Exchange Act or any other Requirement of Law.

   5.9 Ownership of Collateral. The Company and the Borrowers are the sole and complete owners of the Collateral (or, in the case of after-acquired Collateral, at the time the Company or the Borrowers shall acquire rights in such Collateral, will be the sole and complete owners thereof), except for Permitted Liens.

   5.10 Taxes. The Company and each of its Subsidiaries and each Borrower have filed all federal and other material tax returns and reports required to be filed under applicable Requirements of Law and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any Borrower which would, if the assessment were made, have a Material Adverse Effect.

    5.11    Financial Condition; No Material Adverse Change.

  (a) The unaudited consolidated financial statements of financial condition of the Company and its Subsidiaries dated December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal period ended on that date:

   (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

   (ii) are complete, accurate and fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby, subject to normal year-end audit adjustments; and

  (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof (including material liabilities for taxes and material commitments) all as required by GAAP for year-end reporting in accordance with the Company's past practices.

   (b) Except as specifically set forth on Schedule 5.11 hereto, since February 1, 1994, there has occurred no event or circumstance that has resulted or will result (assuming for this purpose that no unanticipated mitigating circumstances will arise) in a material adverse change with respect to any of (i) the operations, business, properties or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole; (ii) the ability of the Company to perform its obligations under the Loan Documents without default; or (iii) the legality, validity, binding effect or enforceability of any Loan Document.

    5.12 Environmental Matters. Except as specifically identified in Schedule 5.12:

   (a) the operations of the Company, each of its Subsidiaries and each Borrower comply in all respects with all Environmental Laws except such non-compliance which would not result in liability in excess, in the aggregate, of 5% of the Company's Tangible Net Worth;

   (b) the Company, each of its Subsidiaries and each Borrower have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") necessary for their operations, and all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environ mental Permits, except such Environmental Permits of which the failure to obtain could not reasonably be expected to have a Consolidated Material Adverse Effect; and

   (c) as of the Closing Date, neither the Company, nor any of its Subsidiaries nor any Borrower or any of their present properties or operations is in violation of any outstanding written order from or agreement with any Govern mental Authority or other Person which expressly mentions the Company, any Subsidiary or Borrower, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. After the Closing Date, other than violations or proceedings which could not reasonably be expected to have a Consolidated Material Adverse Effect, neither the Company, nor any of its Subsidiaries nor any Borrower or any of their present properties or operations is in violation of any outstanding written order from or agreement with any Governmental Authority or other Person which expressly mentions the Company, any Subsidiary or Borrower, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

    5.13 Regulated Entities. None of the Company, any Person controlling the Company, any Subsidiaries of the Company, or any Borrower (a) is an "Investment Company" within the meaning of the Investment Company Act of 1940; (b) is limited in its ability to incur Indebtedness under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, any other federal or state statute or regulation, or (c) is subject to any Requirement of Law restricting or prohibiting any Borrower's ability to incur Indebtedness (except for limitations imposed by Requirements of Law applicable to each Borrower on the ability of such Borrower to be liable for the obligations of other Borrowers.

  5.14 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries nor any Borrower is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Requirement of Law which would probably be expected to have a Consolidated Material Adverse Effect.

  5.15    Solvency.  The Company and each Borrower are Solvent.

  5.16 Labor Relations. As of the Closing Date, there are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries or any Borrower, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any Borrower, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or any Borrower or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority. After the Closing Date, other than those which would not reasonably be expected to have a Consolidated Material Adverse Effect, there are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries or any Borrower, or, to the best of the Company's knowledge, threatened against or affecting the Company, or any of its Subsidiaries or any Borrower, and no significant unfair labor practice complaint is pending against the Company, or any of its Subsidiaries or any Borrower, or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority.

  5.17 Copyrights, Patents, Trademarks and Licenses, Etc. The Company, its Subsidiaries and the Borrowers own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights the absence of which could not reasonably be expected to have a Material Adverse Effect on the operation of their respective businesses. As of the Closing Date, except where such infringement would not have a Consolidated Material Adverse Effect, to the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Company or any of its Subsidiaries or any Borrower infringes upon any rights owned by any other Person. Except as set forth on Schedule 5.5, as of the Closing Date, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would be likely to result in a Consolidated Material Adverse Effect.

  5.18 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 5.18(a) hereto, and have no equity investments in any other corporation or entity that would constitute an Affiliate (other than Subsidiaries listed on Schedule 5.18(a)) except as listed on Schedule 5.18(b) hereto. Each Borrower is a Wholly-Owned Subsidiary of the Company. No Borrower has any Subsidiaries.

  5.19 Broker's Transaction Fees. Neither the Company nor any of its Subsidiaries nor any Borrower has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

  5.20 Insurance. As of the Closing Date, except as provided in the last sentence of this Section, the Company, its Subsidiaries, the Borrowers and their respective properties are insured with financially sound and reputable insurance companies, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as is customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance. As of the Closing Date, the Company is not self-insured with respect to any insurance other than medical insurance for its employees and California state disability insurance.

  5.21 Full Disclosure. None of the representations or warranties made by the Company, any of its Subsidiaries or the Borrowers in the Loan Documents as of the date of such representations and warranties, and none of the statements contained in each Exhibit, Schedule, report, statement or certificate furnished by or on behalf of the Company, any of its Subsidiaries or the Borrowers in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

  5.22 Common Enterprise. It is in the Company's best interests and in pursuance of its legitimate business purposes to induce the Bank to extend credit to the Borrowers pursuant to this Agreement. The Company's business constitutes a common enterprise with the business of the Borrowers, the availability of the Bank's commitment hereunder benefits each Borrower and the Company, and the making of Advances hereunder will be for and inure to the benefit of the Borrowers and the Company, individually and as a group.

                                       ARTICLE 6
                                  AFFIRMATIVE COVENANTS

     The Company and the Borrowers, as the case may be, covenant and agree that, so long as the Bank shall have any commitment hereunder, or any Advance or other amount hereunder shall remain unpaid, unless the Bank waives compliance in writing:

    6.1     Financial Statements.  The Company shall deliver to the Bank:

   (a) as soon as available, but not later than 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of Ernst & Young or another nationally recognized, independent public accounting firm or such other accounting firm as shall be selected by the Company and approved by the Bank, which report shall state that such consolidated financial statements present fairly the consolidated financial position for the periods indicated in conformity with GAAP consistently applied;

   (b) as soon as available, but not later than 90 days after the end of each fiscal year of the Company, an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used together with the financial statements referred to in paragraph (a) of this Section 6.1;

   (c) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries; provided, however, that such financial statements need not include footnotes and certain other financial presentations customarily presented only for audited year-end statements under GAAP;

   (d) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income for such quarter, all certified by an appropriate Responsible Officer of the Company as having been used together with the financial statements referred to in paragraph (c) of this Section 6.1; and

   (e) as soon as available, but not later than 30 days after the end of each month, an unaudited consolidating balance sheet of the Company and its Consolidated Subsidiaries for such month and the related unaudited consolidating statement of income for such month.

    6.2 Certificates; Other Information. (a) The Company shall furnish to the Bank, before or concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (c) above, an executed Compliance Certificate;

   (b) The Company shall furnish to the Bank, promptly after the same are sent, copies of all financial statements and reports which the Company sends to the Securities and Exchange Commission or any successor or similar Governmental Authority; and

   (c) The Company and each Borrower shall furnish to the Bank promptly such additional financial and other information as the Bank may from time to time reasonably request.

   6.3   Notices.  The Company and each Borrower shall promptly notify the Bank:

   (a) of the occurrence of any Default or Event of Default; and of the occurrence or existence of any event or circumstance that, to the knowledge of any Responsible Officer, will become a Default or Event of Default;

   (b) of any (i) default under any Contractual Obligation of the Company or any Borrower which could be reasonably likely to result in a Material Adverse Effect; or (ii) dispute, litigation, investigation, proceeding, order or suspension which may exist at any time between the Company or any Borrower and any Governmental Authority and which relates to or affects the ability of the Company or the Borrowers to do business substantially in accordance with past practice, or which if adversely determined would have a Material Adverse Effect;

   (c) of the commencement of, or any adverse determination in, any litigation or proceeding affecting the Company or any Borrower (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or curren cies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document or the operations of the Company or any Borrower;

   (d) upon, but in no event later than ten days after a Responsible Officer or the general counsel, or any person holding a similar position, within the Company or any Borrower, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Borrower or any of their properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Borrower that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws; which, in any such case (i), (ii) or (iii) above, could have a Consolidated Material Adverse Effect;

   (e) of any other litigation or proceeding affecting the Company or any Borrower which the Company would be required to report to the Securities and Exchange Commission pursuant to the Exchange Act, and in any event within ten days after reporting the same to the Securities and Exchange Commission;

   (f) of any of the following events affecting the Company or any member of its Controlled Group (but in no event more than twenty days after such event), together with a copy of any notice with respect to such event that may be required to be filed with any Governmental Authority, any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event and a statement of a Responsible Officer describing such event and any action the Company proposes to take with respect thereto:

          (i)   an ERISA Event;

          (ii) the adoption of or commencement of contributions to any Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group; or

          (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or Unfunded Pension Liabilities;

   (g) following any significant or material change in accounting policies or financial reporting practices; and

   (h) upon becoming aware thereof, of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Company or any Borrower that could be reasonably likely to result in a Consolidated Material Adverse Effect.

     Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company or the Borrower, as the case may be, setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

    6.4 Preservation of Corporate Existence, Etc. The Company, each of its Subsidiaries and each Borrower shall:

   (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation;

   (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with (i) dispositions of assets permitted by Section 7.4, (ii) transactions permitted by Section 7.5, and
(iii) dissolution or abandonment of any Subsidiary in compliance with either
Section 7.4 or 7.5, and the failure to maintain such rights, privileges, qualifications, permits, licenses and franchises would not have a Material Adverse Effect; provided, however, nothing set forth herein shall limit the application of Section 7.4 or 7.5;

   (c) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could have a Consolidated Material Adverse Effect; and

   (d) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill of its business.

    6.5 Maintenance of Property. The Company, each of its Subsidiaries and each Borrower shall maintain and preserve all of its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect.

   6.6 Insurance. The Company, each of its Subsidiaries and each Borrower shall maintain, with financially sound and reputable insurers not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance; provided, however, the Company, its Subsidiaries or the Borrowers may, with the prior consent of the Bank (which consent may be withheld in its reasonable credit judgment in light of prevailing credit standards), substitute for or augment any of the foregoing policies with self-insurance; provided, further, that such self-insurance is adequate in view of the risks and financial condi tion of the Company, its Subsidiaries and the Borrowers at such time and is in accordance with customary industry standards; and provided, further, that, for the purposes of this Section 6.6, the self-insurance programs of the Company for employee medical insurance and California state disability insurance in effect as of the Closing Date are approved.

   6.7 Payment of Obligations. The Company, each of its Subsidiaries and each Borrower shall pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

    (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company, such Borrower or such Subsidiary;

    (b) all lawful claims which, if unpaid, might by law become a Lien upon its property, other than Permitted Liens; and

    (c) all Indebtedness as and when due and payable but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except (i) where the amount or validity thereof is being contested in good faith by appropriate proceedings or as to which a bona fide dispute may exist and provision has been made in conformity with GAAP with respect thereto, or (ii) to the extent the failure to pay is due to a good faith error or omission and will not in any event have a Consolidated Material Adverse Effect.

    6.8 Compliance With Laws. The Company, each of its Subsidiaries and each Borrower shall comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, as applicable, the federal Fair Labor Standards Act and all Environmental Laws), except such as may be contested in good faith or as to which a bona fide dispute may exist or where failure to comply would not with reasonable likelihood have a Material Adverse Effect.

    6.9 Inspection of Property and Books and Records. The Company, each of its Subsidiaries and each Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied, to the extent applicable, shall be made of all financial transactions and matters involving their assets and business. The Company, each of its Subsidiaries and each Borrower will permit representatives of the Bank, at the expense of the Bank, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon advance notice to the Company, the Borrower or the Subsidiary; provided, however, when an Event of Default exists the Bank may visit and inspect such properties and records and discuss such issues, all at the expense of the Company and at any time during normal business hours.

    6.10 Use of Proceeds. The Borrowers shall use the proceeds of the Advances solely as set forth in and permitted by Section 5.8 and not in contravention of any Requirement of Law.

    6.11  Solvency.  The Company and each Borrower shall continue to be Solvent.

                                      ARTICLE 7
                                  NEGATIVE COVENANTS

     The Company and each Borrower hereby covenant and agree that, so long as the Bank shall have any commitment hereunder, or any Advance or other amount payable hereunder shall remain unpaid, unless the Bank waives compliance in writing:

    7.1 Other Indebtedness. The Borrowers shall not create, incur, assume, or permit to exist any Indebtedness, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm, or corporation; provided, however, that this Section 7.1 shall not prohibit:

     (a) the acquisition of goods, supplies, or merchandise on normal trade credit;

     (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

     (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

     (d) the Indebtedness disclosed in the Company's consolidating financial statements for the fiscal quarter ended December 31, 1994.

  7.2 Limitation on Liens. Neither the Company nor any of its Subsidiaries nor any Borrower shall, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do so, other than the following ("Permitted Liens"):

   (a) any Lien existing on the property of the Company or the Borrowers on the Closing Date securing Indebtedness outstanding on such date; and any Liens on the property of Foreign Subsidiaries existing on the Closing Date which are not Voluntary Liens or Judgment Liens and which secure Indebtedness outstanding on such date, provided that such Liens in the aggregate would not have a Consolidated Material Adverse Effect;

   (b)  any Lien created under any Loan Document;

   (c) Liens for taxes, fees, assessments or other governmental charges which are not yet delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that (i) no Notice of Lien has been filed or recorded in the United States and (ii) no Notice of Lien has been filed or recorded in any other jurisdiction except such Notices of Lien which would not have a Consolidated Material Adverse Effect;

   (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

   (e) Liens (other than any Lien imposed by ERISA) on the property of the Company or any Borrower incurred, or pledges or deposits required in connection with worker's compensation, unemployment insurance, other social security legislation and Liens consisting of deposits placed with insurance companies for health insurance created in the ordinary course of business;

   (f) Liens on the property of the Company or any Borrower securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations and regulatory or (with respect to the Borrowers only), other governmentally imposed obligations, and (ii) obligations on surety, appeal, performance or similar bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business provided all such Liens in the aggregate would not have a Consolidated Material Adverse Effect;

   (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and the Borrowers;

   (h) purchase money security interests on any real or personal property acquired or held by the Company or any Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or Capital Lease Obligations; provided that any such Lien attaches to such property concurrently with or within 30 days after the acquisition or refinancing thereof;

   (i) Liens on property existing prior to the acquisition of such property by the Company or the Borrowers and not created in anticipation of such acquisition;

   (j) Extensions and renewals of any Lien described in subsection 7.2(a), (b),
(h), (i) or (k);

   (k) Liens which constitute rights of set-off of a customary nature or bankers' Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with working capital facilities, operational services, lines of credit, term loans, or other credit facilities and similar arrangements entered into with banks in the ordinary course of business; and

   (l) Other Liens incidental to the conduct of the business of the Company or any Borrower or the ownership of their property which are incurred in the ordinary course of business (and are not security for borrowed money); provided that such Liens do not exceed $5,000,000 in the aggregate.

    7.3 Acquisitions. The Borrowers shall not acquire or purchase control of all or substantially all of the assets or business of any other Person unless such acquisition has been approved by the board of directors of such Person.

    7.4 Disposition of Assets. The Company and the Borrowers shall not, nor shall the Company permit any Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its material assets, business or property (including accounts and notes receivable (with or without recourse) and equipment sale-leaseback transactions), or enter into any agreement to do any of the foregoing, except:

   (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business and other dispositions of property not necessary to the normal operations of the Company and its Subsidiaries taken as a whole as contemplated by this Agreement;

    (b) notwithstanding Section 7.6, the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are promptly applied to the purchase price of such replacement equipment;

    (c) dispositions in connection with Investments permitted under Section 7.6, provided that full, fair and reasonable consideration is received in return for any assets disposed of to acquire such Investments;

    (d) dispositions of any Investments, provided that fair and reasonable consideration is received in connection therewith as reasonably determined by the Company;

     (e) abandonments or dispositions for less than reasonably equivalent value, by any Borrower resulting from any seizure, forfeiture or taking, or any threatened or imminent seizure, forfeiture or taking, of licenses, franchises or properties of such Borrower, so long as (i) all such abandonments and other dispositions will not, in the aggregate, have a Material Adverse Effect, and
(ii) the aggregate amount of all such abandonments and other dispositions since the Closing Date, based on market value at the time of any such abandonment or other disposition, shall not exceed $10,000,000;

     (f) the sale or discounting of accounts receivable: (i) by any Subsidiary, without restriction; and (ii) by the Company, (A) up to a cumulative aggregate of $2,500,000 face amount of accounts receivable per year for which the account debtor is a resident of the United States and is in arrears on other obligations owed to the Company or its Subsidiaries or in the reasonable judgment of the Company such debtor will default on its obligations, or (B) which are at least 90 days past due, all in the ordinary course of business in connection with the compromise or collection thereof, provided, however, that the aggregate amount of any recourse to the Company for all such sales or discounting during a fiscal year of the Company under either clause (A) or (B) above shall not exceed $1,000,000 for such fiscal year, and provided further that the Company shall pay all reasonable costs and expenses, including attorneys' fees and expenses (including the allocated cost of internal counsel), incurred by the Bank in connection with the release of any Lien created by the Collateral Documents with respect to any such sold or discounted accounts receivable of the Company or Subsidiary and shall deliver to the Bank a certificate of a Responsible Officer certifying that any such release is in compliance with this subsection 7.4(f), and provided further that the proceeds of any such sale or discounting by any Subsidiary shall be applied in full toward a mandatory repayment of Advances under Section 2.7 hereof; and

     (g) sale of trade-related instruments arising in foreign countries, in the ordinary course of business, with or without recourse to the Company or any Borrower to banks or other financial service institutions, for fair value, provided that (i) the amount of any fees, discounts and other consideration received by such banks or other financial service institutions is normal and customary, and (ii) such sales are customary business practices in the country where such activity takes place.

    7.5 Consolidations and Mergers. Except as provided in Section 7.4, the Company and the Borrowers shall not, and the Company shall not permit any Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or enter into any joint venture or partnership with, any Person, except that:

     (a) any Subsidiary of the Company other than the Borrowers may merge, con solidate or combine with or into, or transfer assets to the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Company (provided that if any transaction shall be between a Subsidiary and a Material Subsidiary that is a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation);

     (b) any Subsidiary of the Company other than the Borrowers may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary of the Company if, immediately after giving effect thereto, no Default or Event of Default would exist; and

     (c) the Company or any of its Subsidiaries (excluding the Borrowers) may enter into any partnership or joint venture; provided, however, that the aggregate amount invested or committed to be invested (including amounts in excess of such investment for which the Company or its Subsidiaries may be liable from time to time) in all such partnerships or joint ventures in any one fiscal year, not including the Chinese Joint Venture, does not exceed ten percent (10%) of the Company's Tangible Net Worth.

  7.6 Loans and Investments. The Company and the Borrowers shall not, directly or indirectly, purchase or acquire, and the Company shall not permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, assets, obligations or other securities of or any interest in, any Person (including by merger), or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company ("Investments"), except for:

   (a)  Investments in Marketable Investments;

   (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business and ordinary course rescheduling of such amounts in connection with the collection thereof;

   (c) extensions of credit or capital contributions by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another.

   (d) loans to officers or employees of the Company, any Subsidiary thereof or any Borrower to the extent permitted by applicable law, charter and by-law provisions and the aggregate amount of which does not exceed $5,000,000 at any time for the Company and its Subsidiaries and are not for the purpose of an Acquisition;

   (e) additional loans or capital contributions to Subsidiaries which are not Wholly-Owned Subsidiaries for the aggregate amount of which extended from the Effective Date of the Third Amendment to Credit Agreement does not exceed $15,000,000; provided, however, that this paragraph shall not be deemed to prohibit intercompany account settlements made in the ordinary course of business;

   (f) Investments by the Company in connection with Acquisitions in the capital stock, assets, obligations or other securities of or interest in other Persons, provided, in each case, (i) the amount of consideration payable (including by assumption of liabilities) by the Company, when added to similar amounts for all transactions entered into after the Effective Date of the Third Amendment to Credit Agreement by the Company or any of its Subsidiaries, does not exceed $10,000,000; and (ii) (x) if any Acquiree is subject to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act, the prior, effective written consent of the board of directors or equivalent governing body of the Acquiree is obtained and delivered to the Bank , or (y) if the Acquiree does not meet the qualifications set forth in clause (x) of this subclause (ii), the prior effective written consent of the board of directors or equivalent governing body and the percent of any and all classes of stock or other equity of such Acquiree the consent of which, notwithstanding any provisions in the charter or by-laws of the Acquiree to the contrary, is required by applicable statute to consummate the Acquisition, is obtained and delivered to the Bank;

   (g) purchases or redemptions of debt obligations of the Company or its Subsidiaries by such Persons solely from the proceeds of the Company's issuance of Subordinated Debt or the Net Proceeds of the sale of the capital stock of the Company, so long as no Default or Event of Default exists and is continuing or would occur as a result thereof;

   (h) Investments for transactions permitted under subsection 7.5(c) hereof;

   (i) other Investments not described above and that are not prohibited elsewhere in this Agreement, to the extent such Investments do not exceed $10,000,000 outstanding at any one time and are not used for the purpose of an Acquisition.

Notwithstanding any provision in this Section 7.6 to the contrary, none of the following shall constitute "Investments" for purposes of this Section 7.6:

    (i) Any distributions paid or made in respect of the stock of the Company or any Subsidiary of the Company (whether in cash, property or stock of the Company or any such Subsidiary), or

    (ii) Any payments (whether in cash, property or stock of the Company or any Subsidiary) to redeem, purchase or otherwise acquire any stock of the Company or any Subsidiary of the Company;

provided, in each case, (A) that any such distribution or payment is otherwise permitted under the terms of this Agreement, and (B) if any such distribution or payment is changed from the form in which it was received, it must comply with the provisions of this Section 7.6. For purposes of the preceding sentence, the term "stock" shall include warrants, options and other rights to purchase stock.

    7.7 Transactions With Affiliates. Except as set forth on Schedule 7.7, the Company and the Borrowers shall not, and the Company shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company, any such Subsidiary or the Borrowers except as contemplated by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company, such Borrower or such Subsidiary and upon fair and reasonable terms no less favorable to the Company, such Borrower or such Subsidiary than such party would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company, such Borrower or such Subsidiary.

    7.8 Compliance With ERISA. Except with the specific written consent of the Bank, which consent shall not be unreasonably withheld, the Company shall not directly or indirectly and shall not permit any ERISA Affiliate directly or indirectly (i) to terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Bank) liability to the Company or any ERISA Affiliate, (ii) to permit to exist any ERISA Event or any other event or condition which presents the risk of a material (in the opinion of the Bank) liability of the Company or any ERISA Affiliate, or (iii) to make a complete or partial withdrawal (within the meaning of ERISA section 4201) from any Multi employer Plan so as to result in any material (in the opinion of the Bank) liability to the Company or any ERISA Affiliate, (iv) to enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder (except in the ordinary course of business consistent with past practice) which could result in any material (in the opinion of the Bank) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable benefits (within the meaning of ERISA section 4001(a)(8)) under each Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Bank) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

    7.9 Restricted Payments. The Company and the Borrowers shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their capital stock or purchase, redeem or otherwise acquire for value (or permit any Borrower to do so) any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except (a) that the Company and the Borrowers may declare and make dividend payments or other distributions payable solely in common stock, (b) the Company and the Borrowers may purchase, redeem or otherwise acquire shares of their common stock or warrants or options to acquire any such shares from employees terminating employment with the Company, pursuant to the Company's customary policies and procedures relating to such matters, up to a maximum aggregate amount of $2,000,000 in any fiscal year of the Company, and (c) a Borrower may declare and make dividend payments or other distributions to the Company in the ordinary course of business consistent with past practice.

    7.10 Modified Quick Ratio. The Company shall not, as of the last day of any fiscal quarter, suffer or permit its ratio (determined according to GAAP on a consolidated basis in respect of the Company and its Subsidiaries) of (a) the sum of cash, Liquid Assets, and Receivables, net of any allowance for doubtful accounts and sales returns, to (b) Consolidated Current Liabilities, to be less than 0.80 to 1.00.

   7.11 Tangible Net Worth. The Company shall not suffer or permit its Tangible Net Worth as of the last day of any fiscal quarter to be less than the amount equal to (a) the sum of (i) $275,000,000, plus (ii) 75% of cumulative net income for the Company and its Subsidiaries determined on a consolidated basis beginning with the fiscal quarter ended December 31, 1994, determined quarterly and not reduced by any quarterly loss (except as specifically hereinafter provided), plus (iii) 75% of the Net Proceeds of any sale of capital stock of the Company by and for the account of the Company beginning with the fiscal quarter ended December 31, 1994, plus (iv) 75% of the amount by which the Tangible Net Worth of the Company is increased, in accordance with GAAP, due to conversion of debt to common stock beginning with the fiscal quarter ended December 31, 1994, less (b) for the fiscal quarter ended December 31, 1994 only, any quarterly loss for such fiscal quarter up to a maximum amount of $30,000,000, and for the fiscal quarter ended April 1, 1995 only, any quarterly loss up to a maximum amount of $15,000,000.

   7.12 Profitability. The Company, on a consolidated basis, shall not incur or suffer or permit to be incurred, as of the last day of any fiscal quarter, commencing with the fiscal quarter ended July 1, 1995, a net loss for such fiscal quarter.

   7.13 Loss in Specific Quarter. The Company, on a consolidated basis, shall not incur or suffer or permit to be incurred, as of the last day of the fiscal quarter ended April 1, 1995, a net loss for such fiscal quarter in excess of $15,000,000.

   7.14 Leverage Ratio(s). (a) The Company shall not suffer or permit its ratio of Total Liabilities to Tangible Net Worth at any time to be greater than the amount set forth opposite the applicable period below:

Period                                           Ratio

December 31, 1994 through September 29, 1995     2.70:1.00
September 30, 1995 through March 29, 1996        2.50:1.00
March 30, 1996 and thereafter                    2:15:1.00

   (b) The Company shall not suffer or permit its ratio of Total Liabilities, plus Subordinated Indebtedness, to Tangible Net Worth (the "Adjusted Leverage Ratio") at any time to be greater than the amount set forth opposite the applicable period below:

Period                                           Ratio

December 31, 1994 through September 29, 1995     3.15:1.00
September 30, 1995 through March 29, 1996        2.90:1.00
March 30, 1996 and thereafter                    2.60:1.00

   7.15 Sale and Leaseback Agreement. The Company and the Borrowers shall not, and the Company shall not suffer or permit any of its Subsidiaries to, enter into any sale and leaseback agreement covering any of its fixed or capital assets. The Company covenants and agrees that the real property located at the northeast corner of Alton Parkway and Laguna Canyon Road in Irvine, California, together with all improvements erected thereon, and all personal property now or hereafter located on such property shall remain owned by the Company or by any other entity in which the Company maintains at least a 70% ownership interest and which is a Subsidiary of the Company. This Section 7.15 shall not be deemed to prohibit the sale and leaseback of such property so long as the lessee is the Company or any other entity in which the Company maintains at least a 70% ownership interest and which is a Subsidiary of the Company or the sale and leaseback of the real property located at 11/F Floor, Vanta Industrial Centre, Kwai Chung, N.T., Hong Kong, together with all improvements erected thereon.

   7.16 Change in Business. The Company and the Borrowers shall not, and the Company shall not suffer or permit any of its Subsidiaries to, engage in any material line of business which accounts for a substantial portion of the business or assets of the Company or the Borrowers as a whole which is substantially different from those lines of business carried on by them on the date hereof; provided, however, the specific activities listed on Schedule 7.16 hereto will not be deemed to be substantially different; provided, further, no inference as to the character of any other activities may be drawn from Schedule
7.16. The Company and the Borrowers shall not cease to be primarily engaged in the manufacture or assembly of personal computers, and shall not voluntarily cease to operate its business as a manufacturer or assembler of personal computers for a significant period of time.

   7.17 Accounting Changes. The Company and the Borrowers shall not make any significant or material change in accounting treatment and reporting practices, except as required by GAAP (or, in the case of any Borrower, generally accepted accounting principles in such Borrower's domicile) or change the fiscal year of the Company or any Borrower (except for changes in a fiscal year of not more than one month which are not made in an effort to manipulate or evade any covenant or provision hereof). The Company shall not suffer or permit any of its Subsidiaries to make any significant or material change in accounting treatment and reporting practices, except as allowed by GAAP and which will not cause a significant or material change in the consolidating financial statements of such Subsidiary or a significant or material change in the consolidated financial statements of the Company.

    7.18 Certain Other Debt. The Company and the Borrowers shall not prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds or securities for the purpose of the foregoing), or make any payment (other than for scheduled payments of principal and interest due on the date of payment thereof, if such payment is permitted to be made pursuant to the terms thereof) in respect of, or establish any sinking fund, reserve or like set aside of funds or other property for the redemption, retirement or repayment of, any Subordinated Indebtedness or the Tandy Note, or transfer any property in payment of or as security for the payment of, or violate the subordination terms of, any Subordinated Indebtedness or the Tandy Note, or amend, modify or change in any manner the terms of any Subordinated Indebtedness or the Tandy Note or any instrument, indenture or other document evidencing, governing or affecting the terms thereof, if any such amendment, modification or change has or would have an adverse effect on the Bank's rights or remedies under any of the Loan Documents, or cause or permit any of the Company's subsidiaries to do any of the foregoing; except that the Company and the Borrowers may prepay, redeem, defease or purchase the Notes, pursuant to the Indenture, to the extent that the payment therefore is made solely in the Company's common stock as permitted under subsection 7.6(g).

                                      ARTICLE 8
                                  EVENTS OF DEFAULT

   8.1 Event of Default. Any of the following events shall constitute an "Event of Default":

   (a) Non-Payment. Any Borrower fails to pay when due any amount of principal of any Advance, or any interest, fees or any other amount payable hereunder or pursuant to any other Loan Document; or

   (b) Representation or Warranty. Any representation or warranty by the Company or any Borrower in any Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

   (c) Specific Defaults. The Company or any Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.3, 6.9, 6.11, 7.1, 7.2 (with respect to Voluntary Liens only), 7.3, 7.4, 7.5, 7.6, 7.7, 7.9,
7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.17 or 7.18; or

   (d) Other Specified Defaults. The Company or any Borrower fails to perform or observe any term, covenant or agreement contained in the following Sections and such failure continues for the amount of time specified: Sections 6.1 or
6.2 for 10 days; and Section 7.2 (only with respect to any Liens other than Voluntary Liens), Section 7.8 and Section 7.16 for 15 days; or

   (e) Other Defaults. The Company or any Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date upon which a Responsible Officer or the general counsel, or any person holding a similar position in, the Company or such Borrower knew or should have known of such failure or (ii) the date upon which written notice thereof was given to the Company or such Borrower by the Bank; or

   (f)  Cross-Default.  The Company, any of its Subsidiaries or any Borrower
(i) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including unused commitments and outstanding amounts) of more than $10,000,000 (including, without limitation, Indebtedness of the Company under the 1993 Credit Agreement), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and, in the case of payments other than in respect of principal, such failure continues without any Permitted Waiver for the duration of any grace period specified in the applicable document as of the time such failure occurs; or (ii) fails to perform or observe any other condition or covenant or any other event shall occur or condition exist under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues without any Permitted Waiver for the duration of any grace period specified in the applicable document as of the time such failure occurs, if the effect of such event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity or such Contingent Obligation to become payable (immediately or after expiration of any grace period); or

    (g) Cross-Acceleration. The Company or any Borrower fails to perform or observe any payment obligation under any agreement or instrument of Indebtedness in favor of the Bank and such failure continues for a period of five Business Days after a written notice is delivered by the Bank under this subsection 8.1(g), and in connection therewith: (i) the Bank has caused such agreement or instrument to be declared due and payable prior to its stated maturity; or
(ii) if such agreement or instrument is an obligation specified in subclause (h) of the definition of "Indebtedness," the Bank shall have issued a notice of default due to non-payment of such obligation; or (iii) if such agreement or instrument is an obligation specified in subclause (c) of the definition of "Indebtedness," the Bank shall have issued a demand for cash collateralization in the case where such obligation has been drawn or the Company shall not have reimbursed the Bank in accordance with the terms of such obligation in the case where such obligation has been drawn; or

   (h) Bankruptcy or Insolvency. (i) The Company or any Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; or (ii) the Company, or any of its Subsidiaries or any Borrower (A) commences any Insolvency Proceeding or files any petition or answer in any Insolvency Proceeding; (B) acquiesces in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or effects a plan or other arrangement with its creditors; (C) admits the material allegations of a petition filed against it in any Insolvency Proceeding; or (D) takes any corporate action to effectuate any of the foregoing; or

   (i) Involuntary Proceedings. Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Borrower or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the assets of the Company or any Borrower and any such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or

   (j) ERISA. (i) The Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or any member of the Controlled Group shall fail to satisfy its con tribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than 5% of the Company's Tangible Net Worth; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding 5% of the Company's Tangible Net Worth; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed 5% of the Company's Tangible Net Worth; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall be determined by the Internal Revenue Service to have lost its qualification, and the loss can reasonably be expected to impose on the Company or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of 5% of the Company's Tangible Net Worth; or more; (vii) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Company or an ERISA Affiliate shall result in a net increase in Unfunded Pension Liabilities in excess of 5% of the Company's Tangible Net Worth; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction with respect to which the Internal Revenue Service assesses a tax under Section 4975 of the Code in excess of 5% of the Company's Tangible Net Worth; (ix) any member of the Controlled Group is assessed a tax under Section 4980B of the Code in excess of 5% of the Company's Tangible Net Worth; or (x) the occurrence of any combination of events listed in clauses (iii) through (ix) that involves a liability, net increase in aggregate Unfunded Pension Liabilities or any combination thereof to any member or members of the Controlled Group in excess of 5% of the Company's Tangible Net Worth; or

   (k) Monetary Judgments. One or more final judgments, orders or decrees shall be entered against the Company, any of its Subsidiaries or any Borrower involving in the aggregate a liability (to the extent not covered by insurance issued by a financially sound and reputable insurer not an Affiliate of the Company) in excess of 5% of Tangible Net Worth (as such Tangible Net Worth is properly stated on the then-most-recent consolidated financial statements delivered by the Company under subsection 6.1(a) or (c)) and the same shall remain unvacated and unstayed pending appeal for a period of 45 consecutive days after the entry thereof; or

   (l) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company, any of its Subsidiaries or any Borrower which does or would, if not overturned, have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

   (m) Change in Control. (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) on or after the Closing Date, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then-outstanding voting securities, or
(ii) the existing directors for any reason cease to constitute a majority of the Company's board of directors. "Existing directors" means (x) individuals consti tuting the Company's board of directors on the Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved, or (iii) any Borrower ceases to be a Wholly-Owned Subsidiary of the Company;

   (n)       Collateral.

   (i) Any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or a Borrower or the Company or a Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

   (ii) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

   (o) Guarantor Defaults. The Company fails in any material respect to perform or observe any term, covenant or agreement in Section 9.1 hereof; or such Section is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or the Company or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

   (p)     Failure to Satisfy Conditions.  Any conditions precedent set forth in
Section 4.1 hereof that are waived by the Bank (as set forth on Schedule 8.1 hereto) solely for the purpose of closing for a period not to exceed 45 days after the Closing Date shall fail to be satisfied, in the Bank's sole discretion, by the end of such 45-day period.

    8.2 Remedies. If any Event of Default occurs, the Bank may (a) declare its commitment hereunder to be terminated, whereupon such commitment shall forthwith be terminated; (b) declare the unpaid principal amount of all outstanding Advances, all interest accrued and unpaid thereon and all other amounts payable hereunder to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (d) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in clause (h) or (i) of Section 8.1 (and in the case of clause (i), upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Advances shall automatically terminate, and the unpaid principal amount of all outstanding Advances and all interest and other amounts as aforesaid shall automatically become due and payable without further act or notice by the Bank, which are hereby expressly waived by the Company.

    8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement.

    8.4 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 7.10, 7.11, 7.12, 7.13 or 7.14 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Bank its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

                                    ARTICLE 9
                                  MISCELLANEOUS

    9.1 Guaranty. (a)(i) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of the Obligations of the Borrowers now or hereafter existing under the Loan Documents, including, without limitation, any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification or otherwise (all of such obligations hereby guaranteed by the Guarantor herein collectively called the "Guaranteed Obligations").

     (ii) The Guarantor agrees to pay, in addition, any and all expenses (including, without limitation, reasonable counsel fees and expenses, including the allocated cost of internal counsel) incurred by the Bank in enforcing any rights under this Section 9.1 with respect to the Guarantor.

     (iii) Without limiting the generality of the foregoing, this Section 9.1 guarantees, to the extent provided herein, the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrower to the Bank under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

     (iv) The obligations of the Guarantor under this Section 9.1 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions.

     (b) Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Loan Documents, regardless of any Governmental Requirements now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional, irrespective of the following:

     (i) any lack of validity or enforceability of, or any release or discharge of any Borrower from liability under, the Agreement or any other Loan Document;

     (ii) any change in the time, manner or place of payment of, or in any other term of, any or all of the Guaranteed Obligations; or any other amendment or waiver of, or any consent to departure from, the Credit Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers;

     (iii) any taking, subordination, compromise, exchange, release, nonperfection or liquidation of any collateral, or any release, amendment or waiver of, or consent to departure from, any other guaranty, for any or all of the Guaranteed Obligations;

     (iv) any manner of application of collateral, or proceeds thereof, to any or all of the Guaranteed Obligations; or any manner of sale or other disposition of any collateral or any other assets of any Borrower;

     (v) any change, restructuring or termination of the corporate structure or existence of any Borrower; or any corresponding restructure of the Guaranteed Obligations, or any other restructure or refinancing of the Guaranteed Obligations or any portion thereof;

     (vi) any exercise or nonexercise by the Bank of any right or privilege under this Guaranty or any of the other Loan Documents;

     (vii) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor, any Borrower, or any action taken with respect to this Guaranty by any trustee, receiver or court in any such proceeding, whether or not the Guarantor has had notice or knowledge of any of the foregoing;

     (viii) any assignment or other transfer, in whole or in part, of this Guaranty or any of the other Loan Documents;

     (ix)  any acceptance of partial performance of the Guaranteed Obligations;
or

     (x) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, any Borrower.

     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, all as though such payment had not been made.

     (c) Waivers. The Guarantor irrevocably waives the following, to the extent permitted by applicable law:

      (i) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations or this Guaranty;

      (ii) any requirement that the Bank protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower, any other Person or any collateral;

       (iii) any defense based upon an election of remedies by the Bank that in any manner impairs, reduces, releases or otherwise adversely affects the Guarantor's subrogation, contribution or reimbursement rights or other rights to proceed against any Borrower, any other Person or any collateral, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any Lien, whether or not every aspect of any foreclosure sale is commercially reasonable;

     (iv) any duty on the part of Bank to disclose to Guarantor any matter, fact or thing relating to the business, operation or condition (including, without limitation, the financial condition) of any Borrower or its assets now known or hereafter known by the Bank; and

     (v) without limiting the generality of the foregoing or any other provision hereof, any rights and benefits that might otherwise be available to the Guarantor under California Civil Code Section 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 or 3433.

   (d) Subrogation and Contribution. (i) The Guarantor hereby acknowledges and agrees that, if and to the extent that the sum of (A) the amount of any payments made by the Guarantor pursuant to this Guaranty and (B) the value of any realization by the Bank upon the assets of the Guarantor exceeds the amount of the aggregate benefits, direct and indirect, realized by the Guarantor from the proceeds of Advances made by the Bank to the Borrowers from time to time, such Guarantor shall have a right of contribution to such extent.

     (ii) The Guarantor agrees that (A) it will not seek to exercise any right of subrogation or contribution that it may have, pursuant to applicable law, subparagraph (d)(i) of this Guaranty or otherwise, against any of the Borrowers until all of the Guaranteed Obligations have been paid in full and the Bank's commitment to make Advances hereunder have expired or terminated, and (B) if by law any such right of subrogation or contribution may not be postponed, then such right shall be subordinate to the rights of the Bank under the Loan Documents.

     (iii)  If any amount is paid to the Guarantor in violation of subparagraph
(d)(ii) hereof, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Bank and shall be forthwith paid to the Bank to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the other Loan Documents.

     (e) Continuing Guaranty.  This Guaranty is a continuing guaranty and shall
(i) remain in full force and effect until the later of (A) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (B) the expiration or termination of the Bank's commitment to make Advances under this Agreement, (ii) be binding upon the Guarantor and its successors and assigns and (iii) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns.

    9.2        Obligations Joint and Several; Subordination.

    (a) Notwithstanding any other provision of this Agreement, the Borrowers are and shall be jointly and severally liable for all Obligations (including, without limitation, those with respect to all Advances), and in each instance where the term "Borrower" is used, it is expressly understood that the act, omission or interest of any Borrower, and any act taken with respect to any Borrower shall be deemed, for purposes of the Loan Documents, to be the act, omission or interest of each Borrower or act taken with respect to each Borrower. The joint and several liability of each Borrower hereunder shall not in any way be affected, impaired or reduced as a result of which particular Borrower receives or uses the proceeds of Advances or the purposes for which such proceeds are used.

   (b) Each Borrower hereby expressly waives any right to compel the Bank to sue or enforce payment of any and all Obligations of any other Borrower hereunder. Each Borrower hereby expressly waives presentment, protest, notice, demand or action on delinquency in respect of the Obligations, and, to the extent applicable, any and all benefits under California Civil Code Section 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850 or 3433 and any and all other similar benefits which might otherwise be available under applicable law.

   (c) No invalidity, irregularity or unenforceability, by reason of any bankruptcy or similar law, any law or order of any Governmental Authority purporting to reduce, amend or otherwise affect any liability of any Borrower, shall affect, impair or be a defense to the Obligations of any other Borrower hereunder unless such invalidity, irregularity or unenforceability is also applicable to such other Borrower.

     (d) Without in any manner limiting the generality of the foregoing, each Borrower agrees that the Bank may, from time to time, consent to any action or non-action of any Borrower which, in the absence of such consent, violates or may violate this Agreement, with or without consideration, on such terms and conditions as may be acceptable to the Bank, without in any manner affecting or impairing the liability of any other Borrower hereunder. Each Borrower waives any defense arising by reason of any inability to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies. Each Borrower authorizes the Bank, without notice or demand and without affecting such Borrower's liability hereunder or under any of the other Loan Documents, from time to time to (i) release or substitute any other Borrower, in whole or in part or the Guarantor of the Obligations or any part thereof;
(ii) settle or compromise any or all of the Obligations with any other Borrower or the Guarantor of the Obligations; and (iii) subordinate any or all of the Obligations to any other obligations of or claim against any other Borrower, whether owing to or existing in favor of the Bank or any other party. The Obligations of each Borrower shall continue to be effective or be reinstated (as the case may be) if at any time payment by any Borrower of all or any part of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment to the Bank had not been made.

    (e) Each Borrower hereby acknowledges and agrees that, if and to the extent that (i) the amounts paid by such Borrower to the Bank in respect of the Obligations exceeds (ii) the amount of the Advances made to such Borrower plus interest accrued on such Advances and fees and expenses attributable to such Advances plus the aggregate benefits, direct and indirect, realized by such Borrower from the Advances made to the other Borrowers, such Borrower shall have a right of contribution from each other Borrower to such extent.

    (f) Each Borrower agrees that (i) it will not seek to exercise any right of subrogation or contribution that it may have pursuant to applicable law, subparagraph (e) above or otherwise against any of the other Borrowers until all of the Obligations have been paid in full and the Commitments have expired or been terminated, and (ii) if by law any such right of subrogation or contribution may not be so postponed, then such right shall be subject and subordinate to the rights of the Bank under the Loan Documents.

    (g) The Bank may, at its election, exercise any right or remedy it may have against any Borrower without affecting or impairing in any way the liability of any other Borrower hereunder, except to the extent the Obligations may thereby be paid. Each Borrower waives any defense arising out of the absence, impairment or loss of any right of reimbursement or other right or remedy against any other Borrower, whether resulting from the election by the Bank to exercise any right or remedy they may have against any other Borrower or otherwise.

    (h) Each Borrower waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, to the extent permitted by law. Any part performance of the Obligations by a Borrower, or any other event or circumstances, which operate to toll any statute of limitations as to such Borrower, shall not operate to toll the statute of limitations as to any other Borrower. Each Borrower understands and acknowledges that the Banks would not make the Advances in the absence of the covenants and waivers of the Borrowers contained herein.

    (i) Each Borrower acknowledges that repeated and successive demands may be made and payments or performance made hereunder in response to such demands as and when, from time to time, any Borrower may default in performance of the Obligations. Notwithstanding any such payment or performance hereunder, this Agreement shall remain in full force and effect and shall apply to any and all subsequent defaults by any Borrower in payment or performance of the Obligations.

    (j) Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Each Borrower waives any setoff, defense or counterclaim which any other Borrower may have or claim to have against the Bank.

    (k) All Indebtedness owing from any Borrower to the Company shall be subordinate in right of payment to the prior payment by the Borrowers in full of all Advances hereunder.

    9.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by the Company or any Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and such waiver shall be effective only in the specific instance and for the specific purpose for which given.

    9.4 Notices. All notices, requests and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed or delivered, to the addresses specified on the signature pages hereof. All such notices and communications shall, when mailed by overnight delivery, telegraphed, telexed, sent by facsimile transmission or cabled, be effective when delivered for overnight delivery or to the telegraph company, transmitted by telecopier, confirmed by telex or facsimile answerback or delivered to the cable company, respectively, or if delivered, upon delivery, except that notices pursuant to Article 2 or 3 to the Bank shall not be effective until actually received by the Bank.

    9.5 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    9.6 Costs and Expenses. The Company and the Borrowers jointly and severally agree, whether or not the transactions contemplated hereby shall be consummated, to pay or reimburse the Bank on demand for all:

   (a) reasonable costs and expenses incurred in connection with the development, preparation, delivery, and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable costs and expenses of counsel to the Bank (and the allocated cost of internal counsel) with respect thereto, whether incurred prior to the Closing Date or thereafter, including, without limitation in connection with the conditions precedent set forth in Section 4.2 hereof;

   (b) costs and expenses incurred by the Bank in connection with the enforcement or preservation of any rights (including in connection with any "workout" or restructuring regarding the Loans) under this Agreement, any Loan Document and any such other documents, including fees and out-of-pocket expenses of counsel (and the allocated cost of internal counsel) to the Bank; and

   (c) reasonable appraisal, audit, search and filing fees incurred or sustained by the Bank in connection with the matters referred to under paragraphs (a) and
(b) above, whether incurred prior to the Closing Date or thereafter, including, without limitation in connection with the conditions precedent set forth in
Section 4.2 hereof. The Company and the Borrowers shall make each payment or reimbursement required under this Section 9.6 promptly after receiving an invoice specifying in reasonable detail all such costs, expenses and fees; provided, however, that the Bank submitting such invoice may delete or exclude information that is or may be confidential or the subject of attorney-client, work product, or other applicable privilege.

    9.7 Indemnity. The Company and each Borrower shall pay, indemnify and hold the Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments and suits, and any costs, charges, expenses or disbursements related thereto (including reasonable fees and expenses of counsel and allocated costs of internal counsel) of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation or proceeding related to this Agreement or the Loans or the Letters of Credit or the use of the proceeds thereof (whether or not any Indemnified Person is a party thereto) (all the foregoing, collectively, the "Indemnified Liabilities"); provided (a) that the Company and the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person, and (b) to the extent that the foregoing indemnity includes reimbursement of costs and expenses described in
Section 9.6, this indemnity shall not increase the Bank's entitlement to such reimbursement beyond that provided in Section 9.6. The agreements in this Section shall survive payment of all other Obligations.

    9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company and the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank. The Bank may, with the written consent of the Company and the Borrowers, which consent shall not be unreasonably withheld, may at any time assign and delegate to any Person all or any part of the Advances or any other rights or obligations hereunder.

    9.9 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists, the Bank is authorized at any time and from time to time, without prior notice to the Company or any Borrower, any such notice being waived by the Company and the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company or the Borrowers against any and all obligations of the Company or the Borrower now or hereafter existing under this Agreement or any other Loan Document and any Loan held by such Bank or Affiliate irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company and the Borrowers after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 9.9 are in addition to the other rights and remedies (including without limitation, other rights of set-off) which the Bank may have.

    9.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Bank.

    9.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    9.12 Governing Law and Jurisdiction.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE BORROWERS AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE BORROWERS AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE BORROWERS AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

    9.13 Waiver of Jury Trial. The Company, the Borrowers and the Bank waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims or otherwise. The Company, the Borrowers and the Bank agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limit ing the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or the other Loan Documents or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement and the other Loan Documents.

    9.14 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire Agreement and understanding among the Company, the Borrowers and the Bank and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof and thereof except for the letter referenced in
Section 2.8 and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Bank.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                             AST RESEARCH, INC.



                             By:BRUCE C EDWARDS
                             Title:    Executive Vice President and
                                       Chief Financial Officer



                             By:DENNIS R. LEIBEL
                             Title:    Vice President, Legal & Treasury
                                       Operations

                             16215 Alton Parkway
                             Irvine, CA  92718
                             Attn:  Treasurer
                             Telephone:  (714) 727-7717
                             Telecopier: (714) 727-8584

                             AST CANADA, INC.



                             By:DENNIS R. LEIBEL
                             Title:Secretary

                             AST EUROPE LIMITED

                             By: SAFI QURESHEY
                              CEO

                             By:BRUCE C. EDWARDS
                             Title:Executive Vice President

                             AST RESEARCH FRANCE S.A.R.L.

                             By:DENNIS R. LEIBEL

                             By:BRUCE C. EDWARDS
                             Title:_____________________________

                             AST SWEDEN AB

                             By:SAFI QURESHEY
                               Director

                             By:BRUCE C. EDWARDS
                             Title:Director


                             BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                             ASSOCIATION



                             By:________________________________
                                     Title:    Vice President

                             Address for notices:

                             High Technology #3697
                             555 California Street, 41st Floor
                             San Francisco, CA  94104
                             Attn: Kevin McMahon
                             Telephone: (415) 622-8088
                             Telecopier: (415) 622-4585/2514

                           EXHIBIT A

                      NOTICE OF BORROWING


To:  Bank of America National Trust and
     Savings Association (the "Bank")


                                   Date: ________________, 1995


Ladies and Gentlemen:

     The undersigned, AST Research, Inc. (the "Company") refers to the Credit Agreement dated as of February __, 1995 among the Company, AST Canada, Inc., AST Europe Limited, AST France S.A.R.L., AST Sweden AB (each a "Borrower" and together the "Borrowers") and the Bank (the "Credit Agreement"), and hereby gives you notice irrevocably on behalf of the Borrower indicated below, pursuant to Section 2.3 of the Credit Agreement, of the Borrowing specified herein:

       1. The aggregate amount of the proposed Borrowing is $____________________.

       2. The Business Day of the proposed Borrowing is ________________, 1995.

       3. The Borrowing is to be comprised of $_________ of Offshore Rate Advances.

       4. The duration of the Interest Period for the Offshore Rate Advances included in the Borrowing shall be ________ months.

       5. The Borrower is _______________.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

     (a) the representations and warranties of the Company and the Borrowers contained in Article 5 of the Credit Agreement and in the Collateral Documents are true and correct as though made on and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true, accurate and complete in all material respects as of such earlier date);

     (b) no Default or Event of Default has occurred and is continuing, or would result from the proposed Borrowing;

     (c) the unborrowed amount available to the Company under the terms of the 1993 Credit Agreement does not exceed $1,000,000 (other than solely as a result of the $5,000,000 minimum borrowing requirement contained in the 1993 Credit Agreement); and

     (d) after giving effect to the proposed Borrowing, the aggregate amount of all credit (including letters of credit) extended under the 1993 Credit Agreement and hereunder does not exceed $205,000,000.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

                              AST RESEARCH, INC.



                              By: ____________________________
                              Title: _________________________


                           EXHIBIT B

                     COMPLIANCE CERTIFICATE


    Pursuant to that certain Credit Agreement dated as of February __, 1995 (as amended from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined) among AST Research, Inc., a Delaware cor poration (the "Company"), Bank of America National Trust and Savings Association, and the Borrowers party thereto, the undersigned, ________________________________, certifies that he is the ___________________
of the Company, and that, as such, he is authorized to execute and deliver this Certificate, and that:

    [Use this paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.1(a) of the Credit Agreement]

    1. Attached as Exhibit 1 hereto are the audited consolidated balance sheet of the Company as of _________, 199__ and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year.

                               or

    [Use this paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.1(c) of the Credit Agreement]

    1. Attached as Exhibit 1 hereto are the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and the related consolidated statements of income, shareholders' equity and cash flows, all for the quarter ended __________, 199_. The financial statements attached as
Exhibit 1 are complete and correct and fairly present, in accordance with GAAP, the financial position and results of operations of the Company and the Company's Subsidiaries; provided, however, footnotes and other financial presentations customarily presented only for audited year-end statements under GAAP are not included.

    2. Attached as Exhibit 2 hereto are the unaudited consolidating balance sheets of the Company and its Subsidiaries as of ____________, 199_ and the related consolidating statements of income for such period which were used together with the financial statements attached hereto as Exhibit 1.

    3. The Company has reviewed the terms of the Credit Agreement and the undersigned has made, or has caused to be made under his supervision, a review of the transactions entered into by the Company and its Subsidiaries during the accounting period covered by the attached financial statements which could affect the Company's compliance with such terms.

    4. To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of the covenants and other agreements contained in the Credit Agreement to be observed, performed or satisfied by the Company.

    5. The examinations described in paragraph 3 above did not disclose, and the undersigned has obtained no knowledge of any Default or Event of Default.

    6. All representations and warranties of the Company set forth in Article 5 of the Credit Agreement and in the Collateral Documents are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true, accurate and complete in all material respects as of such earlier date).

    7. The financial analysis and information contained in this certificate are true and accurate on and as of the date of this certificate.

    8. Set forth below are the calculations used to determine compliance with the covenants of the Credit Agreement. All amounts set forth below refer to the Company's consolidated financial statements for the period ended ____________, 199_.

     A.        Modified Quick Ratio (Section 7.10)   (Thousands)

     (i)        Cash and Liquid Assets
           of the Company and
           Consolidated Subsidiaries              $_________

     (ii)  Receivables                            $_________

           Allowance for doubtful accounts
           and sales returns                     ($________)

           TOTAL RECEIVABLES                      $_________

TOTAL ((i) PLUS (ii))        $_________

     (iii) Consolidated Current Liabilities       $_________

     Modified Quick Ratio is ___ to 1.00 ((i) plus (ii) to (iii)).

     The required Modified Quick Ratio is not less than 0.80:1.00.


     B.       Tangible Net Worth (Section 7.11)     (Thousands)

     (i)   Total Net Worth                       $__________

           Intangibles                          ($_________)

TOTAL ACTUAL TANGIBLE NET WORTH         $__________

     (ii)  Base Amount                              $275,000

           75% of cumulative consolidated net
           income (excluding net loss) earned
           for each fiscal quarter beginning
           with the fiscal quarter ended
           December 31, 1994 $__________

           75% of Net Proceeds of sale of capital
           stock of the Company by and for
           the account of the Company beginning
           with the fiscal quarter ended
           December 31, 1994 $__________

           75% of increase in Tangible Net Worth
           due to conversion of debt to common
           stock beginning with the fiscal quarter
           ended December 31, 1994               $__________

           [For the fiscal quarter ended
           April 1, 1995 only:
           Any quarterly loss for the fiscal
           quarter, up to a maximum amount
           of $15,000,000                      ($_________)]


TOTAL REQUIRED TANGIBLE NET WORTH       $__________

     Total Actual Tangible Net Worth may not be less than Total Required Tangible Net Worth set forth above.


     C.     Profitability (Section 7.12)                          (Thousands)

            Consolidated net loss (if any)                        ($__________)

     Profitability must be positive, commencing with the fiscal quarter ending July 1, 1995.


     D.       Loss in Specific Quarter (Section 7.13)             (Thousands)


           Consolidated net loss (if any)                         ($__________)

     Net loss (if any) for the fiscal quarter ending April 1, 1995 shall not exceed $15,000,000.


     E.        Leverage Ratios (Section 7.14)                     (Thousands)

     (i)        Total Liabilities                                 $__________

     (ii)       Total Liabilities plus Subordinated Debt          $__________

     (iii)      Tangible Net Worth (from B(i) above)              $__________


     Leverage Ratio is ___ to 1.00 ((i) to (iii)).

     Adjusted Leverage Ratio is ___ to 1.00 ((ii) to (iii)).

     The required Leverage Ratios may not exceed the ratios set forth in Section
7.14 of the Agreement for the applicable periods.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, 1995.



                             _______________________________
                              (signature)

                             Title: ________________________